                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

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Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                               INTEL CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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

                                  [INTEL LOGO]

                               INTEL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1995

The Annual Meeting of Stockholders of Intel Corporation ("Intel" or the "Company") will be held at the Equitable Center Auditorium, 787 Seventh Avenue, New York, New York, at 9:00 a.m., New York time, for the following purposes:

1. To elect a board of directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed;

2. To ratify the appointment of the accounting firm of Ernst & Young LLP as independent auditors for the Company for the current year;

3. To approve the amendment and restatement of the Company's Executive Officer Bonus Plan;

4. If properly presented, to vote on a stockholder proposal regarding executive compensation review, which proposal is opposed by the Board of Directors;

5. If properly presented, to vote on a stockholder proposal regarding certain environmental matters, which proposal is opposed by the Board of Directors; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Only stockholders of record on the books of the Company at the close of business on February 27, 1995 will be entitled to vote at the meeting. A list of stockholders entitled to vote will be available for inspection at Harris Trust Company of New York, 77 Water Street, New York, New York 10005, for ten days prior to the Annual Meeting.

Stockholders are requested to complete, date, sign and return the enclosed proxy card as promptly as possible. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

                                          By Order of the Board of Directors


                                          F. THOMAS DUNLAP, JR., Secretary

Santa Clara, California
March 14, 1995

DOORS WILL OPEN AT 8:30 A.M.

                                                     Mailed to Stockholders
                                                     on or about March 14, 1995.


                                  [INTEL LOGO]

                               INTEL CORPORATION
                         2200 Mission College Boulevard
                       Santa Clara, California 95052-8119

                    ----------------------------------------

                                PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of Intel Corporation ("Intel" or the "Company") for use in voting at the Annual Meeting of Stockholders to be held at the Equitable Center Auditorium, 787 Seventh Avenue, New York, New York, on Friday, April 28, 1995 at 9:00 a.m., and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein, FOR ratification of the appointment of auditors, FOR approval of the amendment and restatement of the Company's Executive Officer Bonus Plan, AGAINST the stockholder proposal regarding executive compensation review and AGAINST the stockholder proposal regarding certain environmental matters. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Secretary prior to the Annual Meeting or by giving a later dated proxy.

        The eleven candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. The ratification of the independent auditors for the Company for the current year, the approval of the amendment and restatement of the Executive Officer Bonus Plan, the approval of the two stockholder proposals and such other matters submitted for stockholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

        Only stockholders of record on the books of the Company at the close of business on February 27, 1995 will be entitled to vote at the Annual Meeting. Each share will be entitled to one vote on all matters. Presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date is required for a quorum. As of the close of business on January 31, 1995 there were outstanding 413,847,571 shares of Common Stock.

ELECTION OF DIRECTORS

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of such nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual meeting of stockholders and until their successors, if any, are elected or appointed.

        The following information is furnished with respect to the nominees. Stock ownership information is shown under the heading "Security Ownership of Certain Beneficial Owners and Management" and is based upon information furnished by the respective individuals.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

                                       1.

NAME AND PRINCIPAL OCCUPATION AT PRESENT AND FOR THE PAST FIVE YEARS; DIRECTORSHIPS

Craig R. Barrett     Age:  55
Dr. Barrett became Chief Operating Officer in 1993. He has been a director of Intel Corporation since 1992 and has been Executive Vice President since 1990. Dr. Barrett joined the Company in 1975. In 1984 he was elected Vice President and in 1985 became Vice President and General Manager, Components Technology and Manufacturing Group. Dr. Barrett became a Senior Vice President in 1987 and General Manager of the Microcomputer Components Group in 1989. Dr. Barrett is also a director of Komag, Inc. and a member of the National Academy of Engineering.

Winston H. Chen (1)     Age:  53
Dr. Chen has been a director of Intel Corporation since 1993. He is Chairman of Paramitas Foundation, a charity foundation. Since 1978 he has held several positions, including President, Chief Executive Officer and Chairman of the Board of Directors at Solectron Corporation, an electronic contract manufacturer in Milpitas, California. In March 1994, Dr. Chen resigned as Chairman of the Board of Solectron but continues to act as a director. He is also a director of Megatest Corporation and a member of the Board of Trustees of Santa Clara University, the Board of Trustees of Stanford University and the Engineering Advisory Committee of the National Science Foundation.

Andrew S. Grove (3)     Age:  58
Dr. Grove has been a director of Intel Corporation since 1974, President since 1979 and Chief Executive Officer since 1987. Dr. Grove participated in the founding of the Company in 1968 and served as Vice President and Director of Operations through 1974. He became Executive Vice President in 1975 and was Chief Operating Officer from 1976 to 1989. Dr. Grove is a member of the National Academy of Engineering and a Fellow of the IEEE.

D. James Guzy (2)(5)     Age:  59
Mr. Guzy has been a director of Intel Corporation since 1969. Since 1969 he has been President of the Arbor Company, a Nevada limited partnership engaged in the electronics and computer industry. Mr. Guzy is also a director of Cirrus Logic, Inc., Frame Technology Corp., Micro Component Technology, Inc., Novellus Systems, Inc., Selected/Venture Advisors Group of Mutual Funds and Alliance Capital Management Technology Fund.

Gordon E. Moore  (3)(5)     Age:  66
Dr. Moore has been a director of Intel Corporation since 1968 and Chairman of the Board since 1979. Dr. Moore co-founded the Company in 1968 and has served on the Board since that time. Prior to 1975, Dr. Moore served as Executive Vice President. Between 1975 and 1979, Dr. Moore served as President and between 1975 and 1987 he served as Chief Executive Officer of the Company. Currently, Dr. Moore is also a director of Transamerica Corporation and Varian Associates, Inc. He is also Chairman of the Board of Trustees of the California Institute of Technology, a member of the National Academy of Engineering, a Fellow of the IEEE and a member of the Board of Directors of Conservation International.

Max Palevsky  (2)(4)   Age:  70
Mr. Palevsky is a self-employed investor and has been a director of Intel Corporation since 1968. He serves as a director of Komag, Inc., and is a member of the Board of Trustees of The Institute for Advanced Study. Mr. Palevsky founded Scientific Data Systems, Inc. in 1961, which was acquired by Xerox Corporation in 1969, at which time he became a director and Chairman of the Executive Committee of Xerox Corporation. He retired from Xerox in 1972.

Arthur Rock (1)(2)(3)(4)(5)     Age:  68
Mr. Rock has been a director of Intel Corporation since its founding in 1968. He is Chairman of the Executive Committee of the Board of Directors of Intel Corporation. Mr. Rock is a principal of Arthur Rock & Company, a venture capital firm. He is also a director of Argonaut Group, Inc., AirTouch Communications, Inc. and a trustee of the California Institute of Technology.


                                       2.

Jane E. Shaw (1)     Age:  56
Dr. Shaw has been a director of Intel Corporation since 1993. She was President and Chief Operating Officer of ALZA Corporation, a drug delivery company, from 1987 to 1994. Dr. Shaw joined ALZA in 1970 and held several positions within the company, including Principal Scientist, Executive Vice President of ALZA Corporation, and Chairman of the Board, ALZA Limited, U.K. From 1970 to 1972, Dr. Shaw held an appointment as Assistant Professor, Department of Physiology, at Stanford University. She is currently a director of ALZA Corporation, McKesson Corporation and Boise Cascade Corporation.

Leslie L. Vadasz     Age:  58
Mr. Vadasz has been a director of Intel Corporation since 1988 and became Senior Vice President, Director of Corporate Business Development in 1991. Mr. Vadasz joined the Company in 1968 when it was founded and became Director of Engineering in 1972. In 1975 he was elected Vice President and in 1976 became Assistant General Manager of the Microcomputer Division. From 1977 to 1979, he was Vice President, General Manager of the Microcomputer Components Division. Mr. Vadasz became a Senior Vice President in 1979 and served as Director of Corporate Strategic Staff from 1979 to 1986. From 1986 to 1990, he was Senior Vice President, General Manager of the Systems Group. He is also a director of Symantec Corp. He is a Fellow of the IEEE.

David B. Yoffie (2)(4)    Age:  40
Dr. Yoffie has been a director of Intel Corporation since 1989. He has been Professor of Business Administration at Harvard University since 1990 and in June 1993 was appointed to the position of Max & Doris Starr Professor of International Business Administration. He was Associate Professor of Business Administration from 1985 to 1990 and has been on the faculty since 1981. He is also a member of the Board of Directors of Physiologica, Inc., a biotechnology company.

Charles E. Young (1)     Age:  63
Dr. Young has been a director of Intel Corporation since 1974. He has been Chancellor of the University of California, Los Angeles since 1968. He is also Chairman of the Board of Governors Foundation for the International Exchange of Scientific and Cultural Information by Telecommunications, a member of the National Committee on United States-China Relations, Inc. and a director of the Nicholas-Applegate Equity Fund and Mutual Fund.

Sanford Kaplan and Richard Hodgson retired as active directors of Intel Corporation in 1993, following 19 years each of service as directors. They were elected by the Board to act as Directors Emeriti. Messrs. Hodgson and Kaplan are eligible to attend Board and Committee meetings, but do not have voting rights.

--------------------------

(1)   Member of the Audit & Finance Committee.
(2)   Member of the Compensation Committee.
(3)   Member of the Executive Committee.
(4)   Member of the Nominating Committee.
(5)   Member of the Stock Option Committee.


                                       3.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

        The Company's executive compensation program is administered by the Compensation and Stock Option Committees of the Board of Directors. The role of the Compensation Committee is to review and approve salaries and other compensation of the executive officers of the Company and to administer the Executive Officer Bonus Plan (the "Bonus Plan"). The role of the Stock Option Committee is to administer the stock option plans and to review and approve stock option grants to all employees, including the executive officers of the Company.

GENERAL COMPENSATION PHILOSOPHY

        The Company's compensation philosophy is that total cash compensation should vary with the performance of the Company and any long term incentive should be closely aligned with the interest of the stockholders.

        Total cash compensation for the executive officers consists of the following components:

        -      Base salary

        - An executive officer bonus that is related to growth in reported or operating earnings per share of the Company ("EPS")

        - An employee cash bonus that is proportional to profitability and includes all employees

        Long term incentive is realized through the granting of stock options to key employees, including eligible named executives. The Company has no other long term incentive plans.

        The Company maintains a qualified employee stock purchase plan to encourage employees to own Company stock, which is generally available to all employees. This plan allows participants to buy Company stock at a discount to the market price with up to 10% of their salaries and bonuses. However, the number of shares which may be purchased by each participant is limited by applicable tax laws.

        In setting compensation levels for executive officers, the Compensation Committee reviews comparative information relating to compensation at other United States based companies through specific information reported in the proxy statements of particular companies that are considered generally comparable to the Company (a majority of which companies are included in the Dow Jones Technology Index). Recommendations by management are examined in light of this information, but there is no special attempt to set compensation levels in any particular relationship to the market data. The compensation levels of the named executives and the other executive officers are reviewed for internal consistency relative to the 100 most highly paid employees of the Company.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance based compensation that has been approved by stockholders is not subject to the deduction limit. At the 1994 Annual Meeting the Company obtained stockholder approval of the Bonus Plan and certain amendments to the Company's stock option plans to qualify awards under such plans as performance based compensation and to maximize the tax deductibility of such awards. The Company is submitting for a vote of the stockholders at the Annual Meeting an amended and restated Bonus Plan. See "Proposal to Approve the Amendment and Restatement of the Company's Executive Officer Bonus Plan." However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

BASE SALARY AND EXECUTIVE OFFICER BONUS TARGET

        The base salaries of executive officers are determined with reference to a total base salary plus individual bonus target hereafter referred to as "BSBT". Base salary is determined by the Compensation Committee as a percentage of BSBT based on the level and amount of responsibility of the individual. For example, in 1994 the


                                       4.

base salary for Dr. Grove, the executive officer with the highest level and amount of responsibility, was 50% of his total BSBT. Dr. Grove has the lowest proportion of salary to BSBT of all the executive officers. The other executives' salaries were determined in the same manner, but the base salary segment as a percentage of their total BSBT for 1994 was greater than 50% and varied depending on their job responsibilities. Once fixed for the year, base salary does not depend on the Company's performance.

        As a result of this process, and in accordance with the Company's compensation policy that total cash compensation should vary with Company performance, the Compensation Committee establishes base salaries of the Company's executives at levels which the Committee believes are generally below the base salaries of executives of companies generally considered by the Compensation Committee to be comparable to the Company. Thus, as set forth below, a large part of each executive's total cash compensation is tied to performance of the Company by way of performance based plans.

        The Bonus Plan is a cash-based incentive bonus program. For the executive officers, the Bonus Plan replaced the Executive Bonus Plan (the "EB Plan"). The purpose of the Bonus Plan is to (i) motivate and reward executives for good performance and (ii) allow the Company's compensation expense to vary with the Company's profitability. The Bonus Plan provides for payment of a cash bonus to each executive that is directly related to the growth in reported (or "actual") EPS or operating EPS for the year for which it is paid.

        Under the Bonus Plan, as in effect for 1994, a maximum bonus is determined annually for each executive officer pursuant to a predetermined objective formula, subject to a maximum limit of $5,000,000. The maximum bonus payment for any performance year is the product of (i) the executive officer's individual bonus target and (ii) EPS for the performance year (as set by the Committee in accordance with the terms of the Bonus Plan) multiplied by the ratio of the actual EPS (as adjusted by factors adopted by the Committee) to an EPS target for the year (the ratio being the "multiplier") that is set by the Committee in advance as required by the Code.

        For 1994, the Committee established the individual bonus targets which ranged from $75,000 to $380,000, established the multiplier as .77059, and established EPS for the performance year as the greater of net income or operating income per weighted average common and common equivalent shares outstanding for the year (which for 1994 was operating EPS of 7.75). The multiplier of .77059 was derived by dividing the 1993 multiplier under the Company's EB Plan by 1.1. For 1995, the Committee has established the multiplier as .70054 (which is equal to the 1994 multiplier divided by 1.1), and has established EPS in the same manner as set forth herein for 1994. The reduction in the multiplier obtained by dividing the prior year's multiplier by 1.1 has the effect of requiring a 10% increase in EPS over the prior year's EPS to maintain the same maximum bonus level, assuming no change in individual bonus targets.

        Under the Bonus Plan, the Committee may reduce an individual's bonus in its sole discretion and pay an amount less than the maximum bonus. For 1994, the Committee chose to exercise such discretion by reducing the executive officer bonuses to levels payable under the EB Plan formula applicable to all other Company executives. However, the Committee is not required to reduce the maximum bonuses payable, and if the Committee chooses to do so, there are no particular factors the Committee is required to consider in the exercise of its discretion.

        For 1994, actual bonus payments to the executive officers were lower than the maximum bonuses payable under the Bonus Plan in part because the EB Plan formula was based on reported EPS (adjusted due to unusual income statement items) whereas the Bonus Plan formula was based on operating EPS, and in part because the EB Plan formula took into account business group achievement of business objectives. The Committee considered either the corporate average achievement of business objectives or a combination of the corporate average and individual business group achievement, depending on the level and nature of the officer's responsibilities, and whether the officer had specific responsibility for a particular business group, or overall responsibility for the Company (such as Dr. Grove). Business objectives included, for example, production volumes, sales, customer satisfaction, product development, gross margins, affirmative action hiring and environmental matters.

        The payment of a bonus for a given performance period generally requires the executive officer to be employed by the Company as of the last day of the performance period for which the bonus is paid.


                                       5.

EMPLOYEE CASH BONUS PLAN

The Employee Cash Bonus Plan (the "ECBP") is a profit-sharing program that offers cash rewards to all employees, including executive officers, based on corporate profitability. Twice a year, employees receive .55 day's pay for every two percentage points of corporate pretax profit as a percentage of revenues, or a total payment based on 4% of net income, whichever is greater. The Employee Cash Bonus is paid in the first and third quarters of each year based on corporate performance for the preceding two quarters.

        During 1994, corporate pretax profit as a percentage of revenues was 31%. This resulted in an annual cash bonus payout under the ECBP of 17.3 days' pay per employee or 6.7% of eligible employee earnings. Employees were awarded an additional 1.0 day's pay for the second half of 1994 as a result of meeting corporate goals under a vendor of choice (customer satisfaction) program.

CAPITAL ACCUMULATION/RETIREMENT PLANS

        The Company has both a qualified and a non-qualified capital accumulation/retirement plan. The non-qualified plan is a supplemental plan which provides to participant employees those contributions that could not be contributed to their accounts under the qualified plan because of limitations under the Code. These plans are defined contribution plans that are designed to accumulate retirement funds for employees, including the executive officers, and to allow the Company to make contributions or allocations to those funds. The Company contribution is totally discretionary and is not based on any formula. The contributions approved by the Board may vary with the financial performance of the Company, in particular revenues and EPS. However, there are no corporate performance factors or other specific factors that are required to be considered by the Board in determining the contribution. Contributions made by the Company under both plans vest based on years of service. Vesting begins after three years of service in 20% annual increments until the employee is 100% vested after seven years.

        For 1994, the discretionary Company contributions (including allocation of forfeitures) to these plans for all eligible employees, including executive officers, equaled 12.5% of eligible salary. Contributions to the qualified plan are limited under the Code. Where Code limits applied, the excess, up to 12.5% of eligible salary, was allocated to the non-qualified plan to eligible employees, including executive officers.

STOCK OPTIONS

        Stock options are granted to aid in the retention of key employees and to align the interests of key employees with those of the stockholders. The level of stock options granted (i.e., the number of shares subject to each stock option grant) is based on the employee's ability to impact future corporate results. An employee's ability to impact future corporate results depends on the level and amount of job responsibility of the individual. Therefore, the level of stock options granted is directly proportional to job responsibility. For example, Dr. Grove as the Chief Executive Officer has the highest level of responsibility and was awarded the highest level of stock options. However, the plan limits the total number of shares subject to options that may be granted to a participant in any year to 1% of the total number of shares outstanding on January 1, 1994, i.e., 4,181,760 shares.

        Grants are made annually and are generally first exercisable five years after the date of grant (i.e., options granted in 1994 become exercisable in 1999), thus providing an incentive to remain in the Company's employ. In addition, the stock option program directly links a portion of compensation to the interests of stockholders by providing an incentive to maximize stockholder value. Stock options have value for the employee only if the price of the Company's stock increases above the fair market value on the grant date and the employee remains in the Company's employ for the period required for the stock option to be exercisable.

        Stock options are granted at a price not less than the fair market value on the date of grant. They are granted to key employees, including the executive officers. In 1994, stock options for the executive officers were granted upon recommendation of management and approval of the Stock Option Committee at levels believed to be appropriate for the amount and level of responsibility of each executive officer.


                                       6.

COMPANY PERFORMANCE AND CEO COMPENSATION

        The Company's compensation program is leveraged towards the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of the Company's Chief Executive Officer, Dr. Grove.

        Dr. Grove's base salary and individual bonus target are determined in the same manner as described above for all executive officers. In setting compensation levels for the Chief Executive Officer, the Compensation Committee reviews comparative information reflecting recent compensation data. In line with the Compensation Committee's general practice, however, there was no special attempt to set Dr. Grove's 1994 salary or individual bonus target in any particular relationship to the compensation data. Dr. Grove's base salary and bonus target were set at levels which, by comparison to selected companies reflected in the market data (a majority of which companies are included in the Dow Jones Technology Index), were 46% of the average for base salary, 56% of the average for target incentive based compensation and 51% of the average for total target compensation.

        Under the Bonus Plan, Dr. Grove's actual bonus for 1994 (paid in 1995) was $1,664,400. This bonus, like the bonuses paid to each of the other executive officers under the Bonus Plan, was less than the maximum bonus provided under the Bonus Plan formula due to the Committee's exercise of its discretion to reduce the maximum bonus by utilizing the EB Plan formula as described above. In considering business group achievement of business objectives for Dr. Grove, the Committee considered the corporate average of the degree to which all of the Company's business groups achieved their specific business objectives described above, weighted to reflect the relative importance of each group within the Company. Due to the high variability in the Company's total compensation program and to the Company's excellent 1994 financial performance, Dr. Grove's actual cash compensation (i.e., base salary and bonuses) for 1994 was at the 69th percentile of the selected peer group.

        In 1994, the Stock Option Committee awarded Dr. Grove stock options to purchase 36,000 shares of stock first exercisable in 1999. The Company also contributed $18,800 to Dr. Grove's account under the qualified retirement plan and allocated $256,400 to Dr. Grove's account under the non-qualified retirement plan. These amounts are generally only available to Dr. Grove upon termination, retirement, death or disability.

        With respect to matters related to stock option grants and to all other elements of compensation, the Stock Option Committee and the Compensation Committee, respectively, submit this report.

Compensation Committee:                               Stock Option Committee:

David Yoffie, Chairman                                Gordon Moore, Chairman
D. James Guzy                                         D. James Guzy
Max Palevsky                                          Arthur Rock
Arthur Rock


                                       7.

EXECUTIVE COMPENSATION

        The following tables set forth the annual compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company. No executive officer serves pursuant to an employment contract.

SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                         ------------------------------------
                                            ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                  ---------------------------------------------------------------------------
           (a)              (b)       (c)           (d)          (e)         (f)         (g)         (h)         (i)
                                                                                       Securi-
                                                                Other                 ties Un-
                                                                Annual    Restricted  derlying                All Other
                                                               Compen-      Stock     Options/      LTIP       Compen-
        Name and                     Salary      Bonus (1)      sation    Award (2)     SARs     Payouts (3)  sation (4)
   Principal Position       Year      ($)           ($)          ($)         ($)         (#)         ($)         ($)
-------------------------------------------------------------------------------------------------------------------------
Andrew S. Grove             1994     $380,000     $1,722,400      -           0          36,000       0         $275,200
  President and CEO         1993      360,000      1,823,700      -           0          48,000       0          172,500
                            1992      350,000      1,001,300      -           0          51,000       0          139,500

Craig R. Barrett            1994      285,000      1,269,500      -           0          24,000       0          197,200
  Executive Vice President, 1993      280,000      1,294,100      -           0          32,000       0          125,600
  Chief Operating Officer   1992      270,000        710,600      -           0          34,000       0          100,300

David L. House              1994      240,000        887,400      -           0          12,000       0          153,700
  Senior Vice President     1993      240,000        992,000      -           0          16,000       0          102,900
                            1992      230,000        583,000      -           0          12,000       0           84,700

Frank C. Gill               1994      245,000        795,700   173,000(5)     0          12,000       0          135,100
  Senior Vice President     1993      240,000        821,400      -           0          16,000       0           87,900
                            1992      225,000        453,000      -           0          17,000       0           70,400

Leslie L. Vadasz            1994      240,000        753,700      -           0          12,000       0          135,100
  Senior Vice President     1993      240,000        842,800      -           0          16,000       0           91,900
                            1992      230,000        495,900      -           0          17,000       0           76,900

---------------------

(1) This amount includes the bonuses paid under the Executive Officer Bonus Plan for 1994, the Executive Bonus Plan for 1993 and 1992 and the Employee Cash Bonus Plan.

(2)     The Company does not offer any such restricted stock award plan.

(3)     The Company does not offer any such long term incentive plan.

(4) All amounts listed in column (i) are amounts contributed to the Company's broad-based defined contribution retirement plan (for each of the named executives such amounts were $18,800 for 1994, $21,000 for 1993 and $21,300 for 1992) and amounts deferred under the Company's non-qualified, defined contribution plan. These amounts are to be paid out to the named executives (or any other plan participant) only upon retirement, termination, disability or death.

(5) Reimbursement for certain relocation expenses and taxes consistent with the Company's practice for similarly situated employees.


                                       8.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL
                                                                                                  REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL
                                                                                                 RATES OF STOCK PRICE
                                                                                                     APPRECIATION
                             INDIVIDUAL GRANTS                                                      FOR OPTION TERM
-----------------------------------------------------------------------------              ---------------------------------
      (a)               (b)            (c)           (d)            (e)                           (f)             (g)
                                   % of Total
                    Securities       Options
                    Underlying     Granted to      Exercise
                      Options       Employees      or Base
                      Granted       in Fiscal     Price (2)     Expiration
Name                  (1)(#)          Year        ($/Share)        Date                          5% (3)          10% (3)
-----------------------------------------------------------------------------              ---------------------------------
A. Grove              36,000          0.60%         $67.13       4/12/04                        $1,519,700      $3,851,300

C. Barrett            24,000          0.40%          67.13       4/12/04                         1,013,100       2,567,500

D. House              12,000          0.20%          67.13       4/12/04                           506,600       1,283,800

F. Gill               12,000          0.20%          67.13       4/12/04                           506,600       1,283,800

L. Vadasz             12,000          0.20%          67.13       4/12/04                           506,600       1,283,800

---------------------

(1)     These options are first exercisable in 1999.

(2) Under all stock option plans, the option purchase price is not less than fair market value at the date of the grant. All of these options were granted on April 12, 1994.

(3) In accordance with SEC rules, columns (f) and (g) show gains that might exist for the respective options, assuming the market price of Intel's common stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price, compensation to the named executives will be zero.


                                       9.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

    (a)                (b)                     (c)                           (d)                              (e)

                                                                     Securities Underlying             Value of Unexercised
                                                                     Unexercised Options at           In-the-Money Options at
                                                                           FY-End (#)                       FY-End ($)

                Shares Acquired          Value Realized             Exercisable Unexercisable        Exercisable Unexercisable
    Name        on Exercise (#)               ($)                            (1)                              (2)
--------------------------------------------------------------------------------------------------------------------------------
A. Grove                0                       0                    459,998         366,000      $22,677,200      $13,467,800

C. Barrett              0                       0                    303,996         284,000       14,781,700       10,946,000

D. House             113,554               4,529,650                  26,446         197,000        1,296,700        8,161,000

F. Gill                 0                       0                    120,000         202,000        5,918,700        8,424,200

L. Vadasz            135,996               6,461,436                 280,000         202,000       13,788,700        8,424,200

---------------------

(1) This represents the total number of shares subject to stock options held by the named executives. These options were granted on various dates during the years 1987 through 1994.

(2) These amounts represent the difference between the exercise price of the stock options and the closing price of Company stock on December 30, 1994 (last day of trading for the fiscal year ended December 31, 1994), for all in-the-money options held by each named executive. The in-the-money stock option exercise prices range from $13.58 to $44.94. All stock options are granted at the fair market value of the stock on the grant date.


PENSION PLAN TABLE

                                                                    Years of Service at Retirement (2)(3)
                                                  -------------------------------------------------------------------------
Eligible Compensation (1)                                  15            20            25             30            35
---------------------------                       -------------------------------------------------------------------------
$150,000 and above                                       $29,130       $38,839       $48,549        $58,259       $67,969

---------------------

(1) The plan provides for minimum pension benefits that are determined by a participant's years of service credited under the plan, final average compensation, taking into account the participant's social security wage base, and the value of the participant's Company contributions, plus earnings, in the profit sharing retirement plan. If the annuity value of the profit sharing account balance exceeds the pension guarantee, the participant will receive benefits from the profit sharing plan only. Compensation includes regular earnings and most bonuses. However, maximum eligible compensation for 1994 is $150,000, in accordance with Internal Revenue Code Section 401(a)(17). This amount is subject to cost of living adjustments in accordance with Internal Revenue Code Section 415(d).

(2) For each of the employees named in the Summary Compensation Table set forth on page 8, the years of credited service as of year-end 1994 under the Company's pension plan are currently as follows: Dr. Grove (26); Dr. Barrett (20); Mr. House (20); Mr. Gill (19) and Mr. Vadasz (26).

(3) The table illustrates the estimated annual benefits payable in the form of a straight-life annuity upon retirement at age 65 under the pension plan to persons in the specified compensation and years of service classifications for Social Security benefits. The Employee Retirement Income Security Act of 1974 contains certain limitations on the amount of benefits that may be paid under pension plans qualified under the Internal Revenue Code. The amounts shown are subject to reduction to the extent they exceed such limitations but are not subject to reduction for Social Security benefits.


                                      10.

DIRECTORS' COMPENSATION

        Directors who are Company employees receive no additional or special remuneration for serving as directors. Non-employee directors are paid $20,000 per year. In addition, non-employee directors were paid $1,000 plus out-of-pocket expenses per Board of Directors meeting attended through May 5, 1994, and are currently paid $2,000 plus out-of-pocket expenses per Board of Directors meeting. Mr. Rock receives an additional $6,000 as Chairman of the Executive Committee.

        In 1990, the Company adopted a retirement program for non-employee directors. The Director's Retirement Program provides a retirement benefit to any director who is not an employee of the Company and who has either been a non-employee director for at least ten years or has been a non-employee director for at least five years and retires after age 65. The retirement program will pay an annual benefit equal to the retainer fee in effect at the time of payment, to be paid beginning at commencement of retirement for the lesser of the number of years served as a non-employee director or the life of the director. Pursuant to the Director's Retirement Program, Messrs. Hodgson and Kaplan are each eligible to receive an annual benefit equal to $20,000, payable quarterly. They each received payment of $20,000 in 1994.

        Each year, each non-employee director is automatically granted an option to purchase 5,000 shares of Company stock at an exercise price not less than the fair market value on the date of grant. During 1994, each non-employee director was granted an option to purchase a total of 5,000 shares at an exercise price of $58.94 per share. Upon joining the Board, each new non-employee director receives an option to purchase 5,000 shares. Non-employee director options are exercisable in full one year from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Company's Board of Directors are Messrs. Guzy, Palevsky, Rock and Yoffie. The Stock Option Committee of the Board of Directors consists of Mr. Guzy, Dr. Moore and Mr. Rock. Messrs. Guzy, Palevsky, Rock and Yoffie are non-employee directors. Dr. Moore, who is an officer of the Company and the Company's Chairman of the Board, is not eligible to receive stock options. Mr. Rock was formerly a non-employee officer of the Company as Chairman of the Board from 1970 to 1975.


                                      11.

STOCK PRICE PERFORMANCE GRAPH

     COMPARISON OF FIVE-YEAR CUMULATIVE RETURN AMONG INTEL,
        THE S&P 500 INDEX AND THE DOW JONES TECHNOLOGY INDEX



MEASUREMENT PERIOD         INTEL           S&P 500        DOW JONES
   (FISCAL YEAR            CORP.            INDEX         TECHNOLOGY
     COVERED)                                                INDEX

      1989                 $100             $100             $100
      1990                  110               97               99
      1991                  138              126              123
      1992                  261              136              138
      1993                  362              150              157
      1994                  374              152              179


Intel and the Dow Jones Technology Index are based on Intel's fiscal year. The S&P 500 Index is based on a calendar year.


Assumes identical $100 investments in Intel Common Stock and each of the two indices on December 29, 1989, including reinvested dividends.



                                      12.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        To the Company's knowledge, the following sets forth information regarding ownership of the Company's outstanding Common Stock on January 31, 1995 by (i) beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each director, director emeritus and named executive officer, and (iii) all directors, directors emeriti and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

                                                                 Number of Shares
                                                                  of Common Stock
                                                                Beneficially Owned
Stockholder                                                     at January 31, 1995       Percent of Class
-----------                                                     -------------------       ----------------
Gordon E. Moore, Chairman                                          23,071,863                   5.6%
2200 Mission College Blvd.
Santa Clara, California  95052-8119

Arthur Rock, Director                                               1,662,740 (1)                 *

Andrew S. Grove, Director, President and Chief
  Executive Officer                                                   916,551 (2)                 *

D. James Guzy, Director                                               790,772 (3)                 *

Leslie L. Vadasz, Director and Senior Vice President                  553,819 (4)                 *

Craig R. Barrett, Director, Executive Vice President and              335,087 (5)                 *
  Chief Operating Officer

Max Palevsky, Director                                                282,734 (6)                 *

Frank Gill, Senior Vice President                                     142,560 (7)                 *

David L. House, Senior Vice President                                  57,563 (8)                 *

Richard Hodgson, Director Emeritus                                     38,650                     *

Sanford Kaplan, Director Emeritus                                      35,300                     *

Winston H. Chen, Director                                              25,000 (9)                 *

David B. Yoffie, Director                                              20,400 (6)                 *

Jane E. Shaw, Director                                                  6,000 (10)                *

Charles E. Young, Director                                              2,600 (11)                *

All directors, directors emeriti and executive
  officers as a group (26 individuals)                             28,739,537 (12)               6.9%

---------------------

 *      Less than 1%.

(1) Includes 480 shares held by Mr. Rock's spouse as to which shares Mr. Rock disclaims any beneficial interest and as to which he has no voting or investment powers. Also includes outstanding options to purchase 20,000 shares which were exercisable as of January 31, 1995, or within 60 days from such date.

(2) Includes outstanding options to purchase 459,998 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(3) Includes 770,580 shares held by the Arbor Company of which Mr. Guzy is a general partner. Also includes outstanding options to purchase 20,000 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(4) Includes outstanding options to purchase 280,000 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(5) Includes outstanding options to purchase 303,996 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(6) Includes outstanding options to purchase 20,000 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(7) Includes outstanding options to purchase 120,000 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.


                                      13.

(8) Includes outstanding options to purchase 26,446 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(9) Includes outstanding options to purchase 5,000 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(10) Held in a family trust. Includes outstanding options to purchase 4,000 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

(11) Includes outstanding options to purchase 2,500 shares, which were exercisable as of January 31, 1995, or within 60 days of such date.

(12) Includes outstanding options to purchase 1,816,692 shares, which were exercisable as of January 31, 1995, or within 60 days from such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        From April 1994 through January 1995, Frank Gill, Senior Vice President and General Manager of Intel Products Group, rented a house owned by the Company at a rate of $2,500 per month. The rental amount was determined based on the rental amounts for comparable houses located in the area. In January 1995, Mr. Gill paid the Company $914,000 to acquire the house. The selling price of the house was determined pursuant to six independent appraisals and approved by management. The Company believes that the terms of the rental and sale were at fair market value and approximated arm's length transactions.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Company has standing Executive, Audit & Finance, Nominating, Compensation and Stock Option Committees of the Board of Directors. The members of the committees are identified on pages 2-3.

        The Audit & Finance Committee, which recommends for approval by the Board of Directors a firm of certified public accountants whose duty it is to audit the financial statements of the Company for the fiscal year in which they are appointed, monitors the effectiveness of the audit effort and the Company's internal financial and accounting organization and financial reporting. The Audit & Finance Committee held four meetings during 1994.

        The Nominating Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board. The Nominating Committee held one meeting during 1994. The Nominating Committee will consider nominees proposed by the stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating Committee's consideration may do so by giving the candidate's name and qualifications in writing to the Secretary of the Company, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, CA 95052-8119.

        The Compensation Committee reviews and approves salaries and other matters relating to compensation of the executive officers of the Company. The Compensation Committee held three meetings during 1994.

        The Stock Option Committee administers the Company's stock option plans, including the review and grant of stock options to all eligible employees under the Company's existing stock option plans. The Stock Option Committee acted by written consent 24 times during 1994.

        The Board of Directors held eight meetings during 1994. No director attended less than 75% of all the meetings of the Board and those committees on which he or she served in 1994, except Mr. Palevsky, who attended 61% of the meetings of the Board and those Committees on which he served during 1994.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Ernst & Young LLP have been the Company's independent auditors since its incorporation in 1968 and have been selected by the Board of Directors as the Company's independent auditors for 1995. In the event ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.


                                      14.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

        Audit services of Ernst & Young LLP for 1994 included the examination of the consolidated financial statements of the Company and services related to filings made with the Securities and Exchange Commission, as well as certain services relating to the consolidated quarterly reports and annual and other periodic reports at international locations.

        The Audit & Finance Committee of the Company meets twice a year with Ernst & Young LLP and, on an annual basis, reviews both audit and non-audit services performed by Ernst & Young LLP for the preceding year as well as the fees charged by Ernst & Young LLP for such services. Non-audit services are approved by the Audit & Finance Committee, which considers, among other things, the possible effect of the performance of such services on the auditors' independence.

        Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE CURRENT YEAR.


                                      15.

PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT
OF THE COMPANY'S EXECUTIVE OFFICER BONUS PLAN

        In 1994, the Company's Board of Directors adopted, and the stockholders approved, the Company's Executive Officer Bonus Plan (the "Bonus Plan") in order to maximize the amount of the bonuses paid to executive officers that is deductible under Section 162(m) of the Code. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any tax year with respect to each of the Company's five most highly paid executives. However, certain performance based compensation that has been approved by stockholders is not subject to the deduction limit. The Bonus Plan is designed to provide for this type of performance based compensation.

        In March 1995, the Board of Directors amended and restated the Bonus Plan effective January 1, 1995, subject to approval by the stockholders, to clarify the formula by which the performance based bonus payment is calculated. The clarifications effected by the amendment relate to the description of earnings per share and the multiplier applied to earnings per share in the maximum bonus calculation and do not result in a change in the manner in which bonuses are calculated or the way in which the Bonus Plan is administered. The Board of Directors also made certain technical changes to extend the time period during which individual bonus targets may be established to the latest time permitted by the Code. Bonuses under the Bonus Plan will continue to be based upon objective earnings per share criteria (subject to an individual maximum of $5,000,000 per performance period), and the Bonus Plan will continue to make executive pay highly variable with the earnings of the Company.

        The text of the Bonus Plan, as amended and restated, is set forth in Exhibit A to this Proxy Statement. The following is intended to be a summary of the Bonus Plan's principal terms and does not purport to be a complete statement of the Plan's terms. It is subject to and qualified in its entirety by reference to Exhibit A.

PURPOSE

        The purpose of the Bonus Plan is to (i) motivate and reward executives for good performance and (ii) allow the Company's compensation expense to vary with the Company's profitability. The Company's compensation policy is that cash compensation should vary with Company performance. In accordance with that policy, the Compensation Committee establishes base salaries of the Company's executives at levels which are generally below the base salaries of executives of companies generally considered by the Compensation Committee to be comparable to the Company. Thus, a large part of each executive's total cash compensation is tied to performance of the Company by way of performance based plans like the Bonus Plan. See "Report of the Compensation and Stock Option Committees."

PARTICIPANTS

        Individuals eligible for the Bonus Plan include the Company's executive officers.

MAXIMUM BONUS AND PAYOUT CRITERIA

        Bonus payments are made in cash. The payment to each executive is directly related to the reported or operating earnings per share of the Company for the applicable performance period. The bonus payment is the product of (i) an individual bonus target in dollars for the performance period set by the Compensation Committee in writing and (ii) the numerical value of EPS for the performance period multiplied by a factor (the "multiplier") that is set in writing by the Committee in its sole discretion. For this calculation "EPS" shall mean the greater of operating income or net income for the performance period, in each case per weighted average common and common equivalent shares outstanding for the period. The individual bonus target and the multiplier shall be adopted by the Compensation Committee in its sole discretion with respect to each performance period no later than the latest time permitted by the Code in order for bonus payments pursuant to the Bonus Plan to be deductible under
Section 162(m). The multiplier for 1995 has been set at .70054. See "Report of the Compensation and Stock Option Committees."

                                     16.

        The actual amount of future bonus payments under the Bonus Plan is not presently determinable. However, the Bonus Plan provides that no bonus in excess of $5,000,000 will be paid to any executive officer for any performance period. Further, the Compensation Committee, in its sole discretion, may reduce the amount of an executive's bonus under the Bonus Plan to an amount below the maximum bonus calculated pursuant to the Bonus Plan formula. In 1994, the Compensation Committee exercised such discretion and reduced the amounts of the bonuses paid to all executive officers. See "Report of the Compensation and Stock Option Committees" and "Executive Compensation - Summary Compensation Table." The payment of a bonus for a given performance period generally requires the executive officer to be employed by the Company as of the last day of the performance period for which the bonus is paid.

REQUIRED APPROVAL

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required to approve the amended and restated Bonus Plan. Unless marked to the contrary, proxies received will be voted FOR approval of the amended and restated Bonus Plan.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S AMENDED AND RESTATED EXECUTIVE OFFICER BONUS PLAN.

---------------------


STOCKHOLDER PROPOSALS

        From time to time, the individual stockholders of the Company submit proposals which they believe should be voted upon by the stockholders. This year, the following two proposals have been submitted. Each was accompanied by a supporting statement and notice of intention to present the proposal for action at the Annual Meeting. Information regarding the names, addresses and number of shares of Company stock held by each stockholder proponent will be furnished by the Company to any person, orally or in writing, as requested, promptly upon the receipt of any oral or written request therefore. Any such request should be directed to the Secretary of the Company.

        Each stockholder proponent must appear personally or by proxy at the Annual Meeting to present its proposal for action. Each proposal will be approved if it is introduced and voted on at the Annual Meeting and it is supported by a majority of the shares that are voted for or against the proposal.

                                     17.

STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION REVIEW

        The following proposal was submitted by the Women's Division of the General Board of Global Ministries of the United Methodist Church and is OPPOSED by the Company's Board of Directors:

             ENVIRONMENTAL, SOCIAL, AND FINANCIAL ACCOUNTABILITY
                     IN EXECUTIVE COMPENSATION FOR INTEL

WHEREAS:
We believe financial, social and environmental criteria should all be taken into account in fixing compensation packages for top corporate officers. Public scrutiny on compensation is reaching a new intensity, concerns expressed include the following:

- Too often top executives receive considerable increases in compensation packages, even when corporate financial performance is mediocre or poor and stockholders watch dividends slip and stock prices drop.

- Executive compensation, even when it decreases in a bad year, is usually not proportional to a year's poor returns and the financial burden borne by stockholders. Professor Graef Crystal, a national authority on executive compensation, argues that CEOs, get paid "hugely in good years," and "if not hugely, then merely wonderfully in bad years."

- The relationship between compensation and the social and environmental impact of a company's decisions is an important question. For instance, should the responsible top officers' pay for a given year be reduced if the company is found guilty of systematic sexual harassment or race discrimination or poor environmental performance, especially if it results in costly fines? Should responsible officers compensation be on a business-as-usual scale in a year of a major environmental accident? Should compensation reflect a company's consistent EPA ranking as a U.S. company with high toxic releases?

- We believe this is an important principle for Intel management and board to review in assessing the compensation packages for our Company's leaders. For example Intel's business requires scrupulous adherence to the best environmental practices. We believe Intel's environmental performance and employment record deserves improvement. For example the fact that the Board has no women or minorities represented signals a lack of forward thinking. Intel's charitable giving and community programs are below average as well.

These questions deserve careful scrutiny by our Board and Compensation Committee. This request is reasonable. Companies including Bristol-Myers, Westinghouse and Procter and Gamble have done such reports.

RESOLVED: Shareholders request that the Board institute an Executive Compensation Review, and prepare a report available to shareholders by October 1995 with the results of the review and recommended changes in practice. The review shall cover pay, benefits, perks, stock options and special arrangements in the compensation packages for all the Company's top officers.

                             Supporting Statement
We recommend that the Board study and report on the following in its review:
1. Ways to link executive compensation more closely to financial performance with proposed criteria.
2. Ways to link compensation more closely to environmental and social corporate performance (e.g. are incentives given for meeting or surpassing certain environmental standards?).
3. Ways to link financial viability of the Company to long-term environmental and social sustainability.
4. A description of social and environmental criteria to take into account (e.g. environmental law suits, settlements, penalties, violations, results of internal or independent environment audits).
5. Comparison of compensation packages for officers and the lowest and average wages for (a) the company's U.S. employees, and (b) company operations outside the U.S.

                                     18.

RECOMMENDATION OF THE BOARD AGAINST STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE "EXECUTIVE COMPENSATION REVIEW" PROPOSAL.

- The premises of the Proposal do not apply to the Company. For example, the proponent's statement that the Board has no women or minorities is untrue.

- Further, the proponent seeks to link executive compensation more closely to financial performance, yet the Company's executive compensation is already directly and strongly linked to financial performance.

- The proponent seeks to institute an Executive Compensation Review and the preparation of a separate report to stockholders. This is unnecessary because the Company already has an executive compensation review and discloses such compensation annually in the Company's proxy statement.

- The Company believes that the basis under which Intel's executives are paid motivates the executive officers to maximize stockholder value and does not recommend present changes in its executive compensation practices.

- Overall, Intel is not an appropriate target for the proponent's general concerns which, apparently, are not based on any specific review of Intel's executive compensation policies.

The 1995 Proxy Statement provides stockholders with a comprehensive review of the Company's executive compensation. As indicated in the Report of the Compensation and Stock Option Committees of the Board, executive compensation varies with the financial performance of the Company, and the executives' long-term incentives, stock options, are aligned with the long-term interests of stockholders.

Last year the Company obtained stockholder approval for the Executive Officer Bonus Plan, which directly ties the top executive officers' maximum bonuses to continued improvements in the Company's earnings per share. Under this plan the Board has discretion to reduce, but not to increase, executive bonuses. Historically, more than 50% of the top executives' cash compensation has been paid in the form of a bonus that was at risk and tied to earnings per share (measures short term performance) and other strategic business objectives (measure long term performance). Executive officer base salaries, which are not at risk, are established by the Compensation Committee at levels which are generally below the base salaries of executives of companies generally considered by the Committee to be comparable to the Company.

The proponent also requests linking executive compensation more closely to environmental and social corporate performance, and taking into account environmental lawsuit settlements, penalties, etc. The Company shares environmental and social concerns, and believes it is addressing these concerns appropriately. The Company has policies regarding the environment, harassment, discrimination, conflicts of interest and other important social matters, which are disseminated to all employees. These policies are designed to promote environmentally and socially responsible behavior at all levels of the organization. Adherence to Company policies is regularly monitored, is taken into account in performance reviews and, ultimately, failure to adhere may result in termination of employment. The Company's business goals also include goals addressing environmental and social issues such as affirmative action. Moreover, given that Intel's executive compensation is highly linked with financial performance, if, for example, an environmental matter had any material effect on Intel's financials, executive compensation could be impacted.

SUMMARY: The proposal is unnecessary, and is not in the best interests of the stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO INSTITUTE AN EXECUTIVE COMPENSATION REVIEW.

                                     19.

STOCKHOLDER PROPOSAL REGARDING CERTAIN ENVIRONMENTAL MATTERS

   The following proposal was submitted by a group of stockholders and is OPPOSED by the Company's Board of Directors:

                                    INTEL:
                       COMMUNITY ENVIRONMENTAL HAZARDS

WHEREAS:

Electronics producers, including Intel, use large quantities of toxic chemicals. Industry-sponsored studies (Digital 1986; IBM 1992; SemiConductor Industry Association 1992) show heightened rates of miscarriages for women working with glycol ethers. News accounts report New Mexican workers suffering from illness due to exposure to toxic substances at facilities operated by GTE, Honeywell, Motorola and Sandia. Documentation on Intel's FAB 11 site at Rio Rancho, New Mexico shows construction workplace accidents, chemical spills and contractors improperly testing wastewater and hydrogen lines. According to a former electrical contract worker, "Intel is operating every day under unsafe and potentially catastrophic conditions."

WHEREAS, we are concerned about Intel's commitment to worker health and safety and to the environment;

WE BELIEVE:

   Intel requires enormous amounts of water for production, yet places major production facilities in desert areas-- New Mexico and Arizona. Intel will use at least 2 billion gallons of water per year in New Mexico by mid-1995, making it the state's largest private water user. Local communities and hydrologists have expressed to the New Mexico State Engineer that this exceeds local capacity. The Company is also rapidly building plants which use large quantities of chemical solvents, acids and gases in production, even while it is already responsible (partially or wholly) for three federal Superfund (toxicly contaminated) sites in California's Silicon Valley;

   Community organizations around Intel facilities in New Mexico, Arizona and California have raised questions about Intel's chemical storage, transport, use, disposal, and workplace exposure. The Company's plans and practices have not allayed these concerns.

RESOLVED:  Shareholders request the Company to adopt a policy to make publicly available, at each facility, non-confidential (non-proprietary) information that will allow concerned persons or organizations (i) to assess that facility's [a] actual environmental and safety hazards to local communities, [b] pertinent Company policies and procedures, and [c] arrangements for emergency preparedness; and
           (ii) to inspect such facilities with regard to these hazards, in such a way as not to be disruptive.

                             SUPPORTING STATEMENT

To be effective, this information should include an evaluation of risks and consequences of accidents, worst-case accident scenarios, specific plans (with concrete timeframes) to reduce usage of toxins and depletion of local water resources and to promote workplace safety, air and water quality.

Intel needs to deal satisfactorily with public concerns about environmental health and safety if it is to live up to the image it puts forth. To be accountable to shareholders, it should reveal full costs, consequences, and liability arising from its environmental impact. We believe that the Company jeopardizes stockholder investments by picking environmentally risky sites for its operations and by pursuing practices that render operations into "accidents waiting to happen", according to an Intel worker. We invite shareholders concerned with environmental degradation and damage, or negative publicity, to vote FOR this resolution.

                                     20.

RECOMMENDATION OF THE BOARD AGAINST STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE "COMMUNITY ENVIRONMENTAL HAZARDS" PROPOSAL.

The proponents would have you believe that the Company needs closer scrutiny of its facilities than is already undertaken. We absolutely understand and share their concern for worker health and safety and the environment. Our belief is that the Company's commitment to environmental, health and safety programs is integral to its success as a corporation. We are committed to dealing honestly and openly with public concerns. Our worldwide Environmental, Health and Safety
(EHS) Policy addresses these concerns and our commitments.

We have established a comprehensive management system and an extensive staff of 200 EHS experts to ensure that the EHS policy is implemented and followed. Further, a large variety of health, safety and environmental regulators ALREADY HAVE access to Intel facilities and they do conduct regular inspections. These regulators include Federal OSHA, regional EPA, state environmental and safety agencies, local fire departments and other local agencies.

The Company routinely works with local communities to assure communication and make available information concerning our plans and actual performance. For example, in New Mexico the Company established a Community Advisory Panel, composed of a cross-section of local leaders and members of the community, which addresses environmental and safety issues relating to the Company's New Mexico operations. The Company also has community advisory panels in Arizona, Ireland and Oregon.

The Company takes its obligations as an environmentally responsible citizen very seriously, and has done so for many years. In 1991 the Company adopted its environmental, health and safety policy which is summarized below:

    The Company's Policy:

   - Compliance with regulations, and adoption of higher standards where appropriate;
   -    Provide appropriate safeguards for the community;
   - Conservation of natural resources and reduction of emissions and waste generation;
   - Continuous improvement in our operations on environmental, health and safety issues.

The Company is proud of its record in environmental issues. The Company has extensive examples of its positive results. Here are a few of the recent ones:

   -    Reduced hazardous wastes shipped off site by more than 50% since 1985.
   -    90% of our hazardous wastes are reused as fuel or recycled.
   - Eliminated in 1994 use of Class I Ozone Depleting Chemicals in our manufacturing processes.
   -    Reduced occupational illness cases by 40% between 1990 and 1994.
   - The Company has been a significant participant in the EPA's Energy Star Program, producing energy efficient processors which are substantially reducing the use of electricity in PCs throughout the world.

The Company plans to do a lot more. For example, the Company is committed to substantial reductions in water usage, through increased use of recycled water from our own plants.

================================================================================

  The Company has recently published a summary report addressing Environmental, Health and Safety performance and actual data trends. Also included in this report is a full statement of the Company's Environmental, Health and Safety Policy, and additional examples of recent environmental accomplishments. YOU CAN OBTAIN A COPY BY CALLING 1-800-753-9754, EXT. 282, AND REFERENCING DOCUMENT NUMBER 242496-001.

================================================================================

SUMMARY: The proposal is unnecessary, and is not in the best interests of the stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO MAKE PUBLICLY AVAILABLE CERTAIN ENVIRONMENTAL INFORMATION RELATING TO THE COMPANY.

                                     21.

OTHER MATTERS

   Compliance With Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market. Directors, executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period of December 26, 1993 to December 31, 1994, all filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were met.

   1996 Stockholder Proposals. To be eligible for inclusion in the Company's 1996 Proxy Statement, stockholder proposals must be submitted to the Secretary of the Company no later than November 14, 1995.

   Financial Statements. The Company's financial statements for the year ended December 31, 1994, are being sent concurrently to the Company's stockholders. If you have not received or had access to the 1994 Annual Report to Stockholders, please notify the Secretary of the Company, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, CA 95052-8119 and a copy will be sent to you.

   Other Matters. At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the meeting. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

   Proxy Solicitation. The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. The Company has retained Morrow & Company to solicit proxies for a fee of $7,000 plus a reasonable amount to cover expenses. The Company is required to request brokers and nominees who hold stock in their name to furnish the Company's proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

                                              By Order of the Board of Directors

                                              F. THOMAS DUNLAP, JR., Secretary

Dated:  March 14, 1995
Santa Clara, California

                                     22.

                                   EXHIBIT A

                               INTEL CORPORATION
                          EXECUTIVE OFFICER BONUS PLAN

                (AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1995)

1.      PURPOSE
        The purpose of this amended and restated Bonus Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on growth in earnings per share ("EPS") of Intel Corporation (the "Company"). The Bonus Plan is designed to ensure that the annual bonus paid hereunder to executive officers of the Company is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). This amended and restated Bonus Plan clarifies the description of EPS and the multiplier that appeared in the original Bonus Plan and extends the time period during which bonus targets can be established to the latest time permitted by the Code. This amended and restated Bonus Plan is subject to stockholder approval.

2.      COVERED INDIVIDUALS
        The individuals entitled to bonus payments hereunder shall be the executive officers of the Company, as determined by the Compensation Committee (the "Committee").

3.      THE COMMITTEE
        The Committee shall consist of at least two outside directors of the Company who satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan in accordance with Code Section 162(m).

4.      AMOUNT OF BONUS
        Bonus payments are made in cash. The maximum bonus payment is the product of (i) an individual bonus target in dollars for the performance period set by the Committee in writing and (ii) the numerical value of EPS for the performance period multiplied by a factor (the "multiplier") that is set by the Committee in writing. The term "performance period" shall mean the service period for which the bonus is payable. The term "EPS" shall mean the greater of operating income or net income for the performance period, in each case per weighted average common and common equivalent shares outstanding for the period. The individual bonus target and the multiplier shall be adopted by the Committee in its sole discretion with respect to each performance period no later than the latest time permitted by the Code. However, no bonus in excess of $5,000,000 will be paid to any executive officer for any performance period. The Committee may also reduce an individual's bonus calculated under the preceding formula in its sole discretion. The bonus payable hereunder shall be paid in lieu of any bonus payable under the Company's Executive Bonus Plan.

5.      PAYMENT OF BONUS
        The payment of a bonus for a given performance period requires that the executive officer be on the Company's payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No bonus shall be paid unless and until the Committee makes a certification in writing as required by Code Section 162(m).

6.      AMENDMENT AND TERMINATION
        The Company reserves the right to amend or terminate this Bonus Plan at any time with respect to future services of covered individuals. Bonus Plan amendments will require stockholder approval only to the extent required by applicable law.

PROXY                           INTEL CORPORATION                          PROXY

         2200 MISSION COLLEGE BLVD., SANTA CLARA, CALIFORNIA 95052-8119

   PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING -- APRIL 28,1995

GORDON E. MOORE, ANDREW S. GROVE and F. THOMAS DUNLAP, JR., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on Friday, April 28, 1995 or at any postponement or adjournment thereof.

Election of all 11 Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).

NOMINEES: C. Barrett, W. Chen, A. Grove, J. Guzy, G. Moore, M. Palevsky,
A. Rock, J. Shaw, L. Vadasz, D. Yoffie, C. Young.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                                  SEE REVERSE

/ / MARK HERE FOR ADDRESS CHANGE AND NOTE ABOVE.

                               INTEL CORPORATION

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 BELOW:

1. ELECTION OF DIRECTORS -- (SEE REVERSE)        FOR    WITHHOLD   ALL EXCEPT
                                                 / /      / /         / /
   --------------------------------------
   (EXCEPT NOMINEE(S) WRITTEN ABOVE)

2. To ratify the appointment of the accounting   FOR    AGAINST     ABSTAIN
   firm of Ernst & Young LLP as independent      / /      / /         / /
   auditors for the Company for the current year.

3. To approve the Company's amended and          FOR    AGAINST     ABSTAIN
   restated Executive Officer Bonus Plan.        / /      / /         / /



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5 BELOW:

4. An advisory stockholder proposal relating     FOR    AGAINST     ABSTAIN
   to certain executive compensation matters.    / /      / /         / /

5. An advisory stockholder proposal relating     FOR    AGAINST     ABSTAIN
   to certain environmental matters.             / /      / /         / /

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR ITEMS 2 AND 3 AND AGAINST ITEMS 4 AND 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                                              DATED:                      , 1995
                                                    ----------------------
SIGNATURE(S)
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
PLEASE SIGN EXACTLY AS NAME APPEARS HEREIN. JOINT OWNERS MUST EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Environmental, Health and Safety At Intel

1994

Intel's commitment
to environmental, health
and safety is an integral
part of our success as
a corporation.

-Gordon Moore
Chairman of the Board



     [Intel Logo]

OUR ENVIRONMENTAL, HEALTH AND SAFETY POLICY

Intel Corporation and its subsidiaries are committed to achieving high standards of environmental quality and product safety, and to providing a safe and healthful workplace for our employees and surrounding communities.

We will comply with all applicable regulatory requirements as a minimum and implement programs and processes to achieve higher standards, where appropriate. We will work with others to develop responsible laws and regulations that may be required to provide appropriate safeguards for the community, the workplace and the environment.

We seek a healthful and safe workplace, free of occupational injury and illness. We emphasize individual responsibility for safety by all employees and at all levels of management. We encourage employees to report safety hazards and issues. We will not conduct any operations or market a product without adequate safeguards.

We understand that our manufacturing technology and the regulatory requirements are changing rapidly. We will provide appropriate flexibility in our control equipment and processes to provide protection for the employee, the community and the environment.

We are committed to conserving natural resources and reducing waste generation and emissions to the air, water and land. We will ensure that the wastes we generate are disposed of in a safe and environmentally sound manner.

We will continue to expand our knowledge and understanding of the effect of our operations on safety, health and the environment. We are committed both to continuous improvement in our operations and to sharing the knowledge that we gain with our employees, customers, the scientific community and government. We will be a responsible member of the communities in which we live and work.

We will establish and maintain appropriate controls, including periodic review, to ensure that this policy is being followed.

/s/  Gordon E. Moore
Gordon E. Moore, Chairman of the Board
September 1991

OUR ENVIRONMENTAL, HEALTH AND SAFETY COMMITMENT

[PHOTOGRAPH OF GORDON MOORE]

Intel's commitment to environmental, health and safety programs is an integral part of our success as a corporation. It is no longer enough to just produce a profit. Instead, we need to continually improve our manufacturing process, thereby reducing our burden on the environment and becoming an asset to the communities in which we live and work. We have developed our first corporate-wide report on environmental, health and safety (EHS) to communicate our key programs and performance to our stockholders, our employees, the residents of communities where we operate, government officials and our customers. Our objective is to provide these stakeholders with a better understanding of our performance, the challenges we face and our ability to meet those challenges.

         We are currently working to make every step of our manufacturing process -- from raw material extraction to product distribution and disposal -- environmentally safe. Since 1989, for instance, we have reduced our worldwide use of ozone-depleting chemicals in manufacturing from 600,000 pounds per year to none. We have eliminated ethylene-based glycol ethers in all our new manufacturing processes. We expect to reduce the volatile organic compound emissions in our next generation of wafer manufacturing process by 50 percent. Because of our efforts to reduce emissions, our newest wafer fabrication facility in Oregon was recently given a permit as a "minor" source of air emissions. Most factories of this size are "major" sources.
         Our goal is to be an industry leader in environmental, health and safety. Our first priority is to ensure continuous compliance with all local, state and national regulations. We also realize, however, that our commitment should go beyond strict regulatory compliance. To that end, we work closely with many local, regional and national groups to make our operations as safe as possible and to lead other companies and industries to similar levels of safety and environmental performance.
         We acknowledge the need for continuous improvement. We realize that we have experienced setbacks and periods of non-compliance with a few of our programs and operations. For example, in New Mexico last year our estimated water use for a major expansion was of concern to the community. We responded with aggressive conservation plans. This resulted in an overall reduction of our requested allotment. We experienced operating difficulties with several new pieces of air pollution abatement equipment. We have plans in place to remedy these and other issues that we have experienced this past year.
         Intel is the largest semiconductor manufacturer in the world. Many of our products have beneficial effects on both the environment and people's health and safety. Our Intel microprocessors, for example, which are the brains of most personal computers, have automatic power management capabilities to save energy. Our video conferencing systems and modems provide electronic connections that reduce travel mileage, which helps lessen air pollution. And our microcontrollers drive automobile solid-state electronic ignition systems, which help to save energy through efficient fuel usage.
         My commitment is to ensure that Intel continuously improves our environmental, health and safety performance. I believe environmental, health and safety laws and regulations represent a minimum expectation for the way Intel operates. Hence, we will continue to develop and implement new initiatives to go beyond compliance and to reduce our consumption of natural resources in our manufacturing processes.
         This report is an effort to further the dialogue with our key stakeholders. We hope that this report provides you with a better understanding of our progress, the challenges we face and the mechanisms that we implement to manage them. We welcome your questions and comments regarding the information in this report. Please complete the comment card and return it to us.

/s/  Gordon E. Moore
Gordon E. Moore, Chairman of the Board
January 1995

CONTENTS


OUR ENVIRONMENTAL, HEALTH AND SAFETY POLICY


Our Environmental, Health and Safety Commitment                        1

Intel Corporation in Brief                                             3

We Are Dedicated to EHS at All Levels                                  4

We Comply with EHS Laws and Regulations                                6

We Manage Risk Carefully                                               7

We Conserve Natural Resources                                          9

We Provide a Safe and Healthy Workplace                                11

We Are Committed to an Ethic of Product Stewardship                    13

We Strive to Reduce Our Environmental Releases                         15

We Are a Responsible Corporate Citizen                                 18

Our EHS Goals for 1995 and Beyond                                      21

Awards and Accomplishments                                             21


For questions or comments, contact:
Terry McManus, Manager, Corporate Environmental Affairs,
Intel Corporation (CH10-22), 5000 W. Chandler Boulevard,
Chandler, AZ 85226. (602) 554-4812

INTEL CORPORATION IN BRIEF

HISTORY AND MISSION

[PHOTOGRAPH OF PENTIUM(R) PROCESSOR]

         Intel began operations in 1968 to design and manufacture very complex silicon chips. The company's first products were semiconductor memory chips. In 1971, Intel introduced the world's first microprocessor, a development that changed not only the future of the company but much of the industrial world. Increasingly, Intel's business direction evolves in parallel with the directions that the microprocessor revolution takes.
         After 27 years in business, Intel continues to be a leading supplier of microcomputer components and modules. Today's desktop and mobile systems deliver formidable computing performance. These powerful yet inexpensive computers are being connected to networks that allow many types of data to be shared. Intel's mission is to supply the electronic building blocks for the new computer and communications industry -- an industry in which many key products are built around technologies that Intel has helped pioneer, including the personal computer (PC) architecture.

MAJOR CUSTOMERS

-       Computer and computer peripheral manufacturers worldwide.
- Original equipment manufacturers (OEMs), including makers of automobiles and a wide range of industrial and telecommunications equipment.
- PC users who buy Intel's PC enhancements, business communications products and networking products at retail stores around the world.
- Scientists and engineers working on the world's greatest computational problems.

MAJOR FACILITIES

United States
-       Chandler, Arizona
-       Santa Clara and Folsom, California
-       Rio Rancho, New Mexico
-       Aloha and Hillsboro, Oregon
-       Las Piedras, Puerto Rico

International
-       Swindon, England
-       Munich, Germany
-       Hong Kong
-       Leixlip, Ireland
-       Haifa and Jerusalem, Israel
-       Tsukuba, Japan
-       Penang, Malaysia
-       Manila, Philippines

PRINCIPAL PRODUCTS

-       Microprocessors, the brains of desktop and mobile computers.
- Microcontrollers, or single-chip computers, dedicated to specific application functions, such as automobile engine control and control of a VCR.
- Memory chips, principally flash memories, which retain data even when computer system power is turned off.
- Computer modules and boards based on Intel components and sold to OEMs, who integrate them into their products.
- Network and communications products, which enhance the capabilities of PC systems and networks.
- Personal conferencing products, which provide PCs with document and video conferencing capabilities, making the PC a true communications tool.
- Parallel supercomputers, very high-performance computer systems that use many microprocessors working together to solve complex computational problems.



[MAP OF THE WORLD INDICATING THE GEOGRAPHIC LOCATIONS OF MAJOR FACILITIES.]

WE ARE DEDICATED TO EHS AT ALL LEVELS

Compliance, performance and innovation in environmental, health and safety (EHS) programs require strong commitment and leadership. Throughout the last decade, we have written and implemented EHS programs that establish the basic framework for all of our operations. We also require each facility's management to implement our EHS policies and programs, and to communicate them to our employees.
         We set direction and monitor performance through quarterly EHS Operations Reviews, which the Chairman of the Board and Chief Operating Officer oversee. Those reviews cover several areas, including:

-       Compliance with internal and external standards and regulations
- Management of air quality, health, waste management, pollution prevention, safety and natural resource consumption
-       Progress in identifying and restoring any contaminated sites
-       Participation in initiatives to go beyond compliance

In 1993, we established the Strategic Chemical Council, a senior management review board that drives many of our improvements in environmental, health and safety. In 1994, the council developed major initiatives to reduce energy consumption, to reduce air emissions from our factories, and to evaluate new and proven technologies to recycle and reuse water. This organization also has final approval for any major process chemical changes.
         The Director of Environmental, Health and Safety operates a matrix organization that consists of both the corporate staff and the environmental, health and safety managers from each of our major operations. In addition, we have cross-organizational groups that meet routinely to address environmental, ergonomic, health and safety issues. Worldwide, we have a staff of 200 EHS professionals.
         Our corporate EHS staff helps set strategic direction and provide support to individual facilities. Their principal responsibilities include:

-       Setting strategy on pollution prevention
- Auditing our facilities for compliance with laws, regulations and Intel standards
-       Procuring permits for new manufacturing sites worldwide
- Reviewing new manufacturing equipment in accordance with EHS performance guidelines
- Managing corporate-wide contracts for chemical recycling and waste management
-       Providing technical assistance
-       Identifying and managing emerging EHS issues

In addition, each Intel site worldwide has professional EHS staff who are responsible for operations in each community. Their principal responsibilities include:

- Self-auditing our facilities for compliance with laws, regulations and Intel standards
-       Providing technical assistance to on-site management and employees
-       Procuring permits for facility expansions and changes
-       Supporting local initiatives on environmental, health and safety
-       Ensuring that pollution prevention initiatives are implemented

We carefully train Intel employees in the environmental, health and safety issues relevant to their positions. For example, we train our manufacturing employees in workplace and chemical safety; office employees learn about office ergonomics; and our emergency response personnel receive CPR and spill response training.

PULL QUOTE:

Throughout the world, our facilities operate in accordance with government standards as a minimum. In many cases, our internal standards are more stringent.

SIDEBARS:

OUR ENVIRONMENTAL, HEALTH AND SAFETY POLICY

-       Provide a safe and healthy workplace
-       Conserve natural resources
-       Reduce waste generation and emissions
-       Comply with all laws and regulations as a minimum
-       Implement programs and processes to achieve higher standards
-       Extend our EHS philosophy to our suppliers

INTEL'S ENVIRONMENTAL, HEALTH AND SAFETY HIGHLIGHTS

Over the last five years, we have achieved -- and even exceeded -- many of our EHS goals. In many instances this has made us a leader within the semiconductor industry. Here are just a few highlights from our EHS performance:

- Since 1989, we have reduced our worldwide use of ozone-depleting chemicals in manufacturing from 600,000 pounds per year to none.

- We have eliminated ethylene-based glycol ethers in all our new manufacturing processes.

- We were the first major semiconductor company to eliminate arsine, a toxic gas, from its manufacturing processes.

- We helped the Semiconductor Equipment and Materials International trade association develop a common set of EHS guidelines for manufacturing equipment performance. These guidelines were first published in 1991 and were updated in 1993.

- Our latest generation of wafer manufacturing has significantly lower rates of air emissions and waste generation per unit of production than our older technologies.

-       We have been engaged in a company-wide ergonomics program since 1991.

- We were the first microprocessor manufacturer to join the Energy Star initiative, a program sponsored by the U.S. Environmental Protection Agency
(EPA) to encourage manufacturers to design more energy-efficient computers.

- Intel packaging no longer contains chlorine-bleached white fibers, ozone-depleting substances or inks with more than 100 parts per million of heavy metals.

- While Intel's production of semiconductors has increased 98 percent over the past four years, our emissions of volatile organic chemicals have increased only 18 percent in the same period.

- Our circuit board manufacturing operation has begun changing our manufacturing equipment from aqueous cleaning to "no clean," which eliminates wastewater.

- In 1994, we generated only one-half the amount of hazardous waste as we generated in 1985, although revenues increased sevenfold.


- We have developed a system that will decrease our Rio Rancho, New Mexico facility's water use by 500,000 gallons a day.

- We have exceeded the emissions reduction goals for the 18 chemicals listed in the U.S. EPA's 33/50 Industrial Toxics Reduction program. The goal was 33 percent reduction by year end 1992.

- We have established Community Advisory Panels (CAPs) to provide feedback to several of our sites in Arizona, Ireland, New Mexico and Oregon. These CAPs allow us to tap into the expertise of local communities and allow them to learn about and contribute to our EHS policies and procedures.

- Our aggressive programs to reduce the volume of solid waste sent to landfills have resulted in an overall recycling rate in 1994 of 35 percent.

- We have received dozens of awards and certificates for our EHS achievements, some of which are highlighted on the inside back cover of this report.

[PHOTOGRAPH OF SCRUBBERS AT INTEL'S RIO RANCHO, NEW MEXICO SITE.]

PHOTO CAPTION:

At Intel's Rio Rancho, New Mexico site, corrosive chemical vapors are removed by water "scrubbers" before the air is exhausted to the outside. Pictured (left to right): Harry Hunsaker, Frank Garcia and Rhonda Buttler monitor samples of exhaust air before it reaches the scrubber.

WE COMPLY WITH EHS LAWS AND REGULATIONS

EHS leadership depends on, at a minimum, compliance to complex and ever-changing laws and regulations. Intel uses both a corporate internal inspection program and external inspections by national, state and local agencies to help us achieve the highest levels of compliance possible.
         Intel's internal corporate EHS inspection program to review worldwide operations has been in place since 1984. In 1990, we revised our corporate inspection protocol to provide an integrated EHS compliance inspection and program review. Each facility undergoes at least one inspection per year.
         In 1992, Intel also developed a new safety self-assessment protocol. Under that protocol, each site reviews its own safety programs and then undergoes an on-site inspection by an Intel vice president, who evaluates both the self-assessment and improvement plans. In 1993 and 1994, these safety reviews covered all 17 major manufacturing operations of Intel and 19 ancillary operations.
         In 1994, we made major improvements to our corporate environmental inspection program and developed four inspection protocols: Compliance, Management Systems, Business Risk and Environmental Excellence. Full implementation of baseline inspections on all major manufacturing operations began in the fall of 1994.
         Intel welcomes external inspections by a wide variety of agencies. Over the past five years, representatives from national, state or local environmental, health and safety agencies have periodically inspected Intel facilities. (Of the 176 inspections conducted during that period, 78 percent were conducted by state and local agencies.) The following table summarizes inspections of Intel operations worldwide.

Table Regarding Environmental Inspections Worldwide 1990-1994

                     1990        1991        1992         1993        1994
                     ----        ----        ----         ----        ----
Safety               10           7          10            8          14
inspections

Environmental        16          16          26           36          33
inspections

Citations             1           2           5            7          12


FIGURE CAPTION:

This table shows an increase in the number of citations Intel incurred between 1993 and 1994. Ten of the 12 citations came during the course of one single OSHA inspection. Eight of those 10 citations were corrected before the inspector left the premises that day.

PULL QUOTE:

It is Intel's practice to self-report episodes of non-compliance with EHS laws and regulations.


NON-COMPLIANCE PENALTIES

One way to measure the success of a compliance program is to look at the non-compliance penalties that have been levied against it. Some penalties are determined through inspections or reviews by regulatory agencies; others may be the result of shortcomings that we identified and reported to the proper authorities. It is Intel's practice to self-report instances of non-compliance that it finds at its facilities.
Given our tremendous growth and the complexity of our operations, we are proud of our compliance record. However, we have had problems that continue to challenge our attention to detail. The following table summarizes the penalties and our actions for improvement over the past five years.

Table Regarding Non-Compliance Penalties 1990-1994


Year        Fine in $    Intel        Type       Violation          Intel's Corrective Action
----        ---------    Location     ----       ---------          -------------------------
                         --------
1994           900       Oregon       OSHA*      Miscellaneous       8 of 10 items were corrected before
                                                 Violations          the inspector left during OSHA
                                                                     inspection.  Remaining 2 have also
                                                                     been corrected.

1994           100       Oregon       Self-      Wastewater          System immediately corrected.
                                      reported   cyanide
                                                 concentration too
                                                 high

1994        35,000       New          Self-      Boilers installed   Revised permit to reflect boilers
                         Mexico       reported   not consistent      installed
                                                 with permit

1993           200       Arizona      RCRA**     Error in RCRA       Errors corrected and documents
                                                 manifest            refiled

1993         2,000       Puerto       RCRA       Waste analysis      Retesting of waste and submittal of
                         Rico                    incorrect           data to agency

1993           400       Oregon       Self-      Wastewater pH       Improvements to the neutralization
                                      reported   out of              system implemented
                                                 specification

1993        40,000       New          Self-      VOC emissions       Revised methodology for
                         Mexico       reported   data                determining VOC emissions and
                                                 inconsistencies     reached agreement with state on
                                                                     new protocol

1991           500       Santa        Air        Agency              Cover installed on sink
                         Clara        District   inspection
                                                 identified cover
                                                 missing from
                                                 solvent sink

1990           600       Santa        Air        Missing air         Systems improved to ensure that
                         Clara        District   emissions log       no future logs are missing

1990        10,000       Santa        Local      Release of          Systems repaired so no future
                         Clara                   hydrogen gas        releases occur
                                                 systems


FIGURE CAPTIONS:

*OSHA is the federal Occupational Safety and Health Act
**RCRA is the Resource Conservation and Recovery Act
Intel as been subject to ten non-compliance penalties over the last five years.

WE MANAGE RISK CAREFULLY

The manufacture of semiconductors requires the use of a wide variety of chemicals, many of which have hazardous properties. Intel dedicates itself to the safe handling of these materials and has made considerable efforts to establish itself as one of the semiconductor industry leaders in this field.
         Cooperative arrangements with our chemical suppliers help us keep on-site storage of hazardous materials at Intel factories to a minimum. The chemicals that must be kept on site are stored in rooms designed to capture or treat any leak or release before it can reach the environment. Those rooms also have state-of-the-art leak detection and monitoring systems, which allow trained employees to respond quickly to potential problems before they have a chance to escalate.
         All manufacturing plants maintain up-to-date emergency response plans, which are reviewed regularly with local fire departments and environmental agencies. All major sites also undergo emergency drills, in which local and sometimes state agencies participate to check our response and communications systems. Sites in California and Oregon, for instance, have conducted earthquake drills that include joint training exercises with local fire departments and state emergency services, and, in one instance, representatives of local media groups. The goal is to simulate conditions during an earthquake as closely as possible and thereby practice and test our response.
         Since we believe community involvement is critical to a safe chemical management program, our factories have provided tours to interested local citizens and government officials to explain how the various chemical storage and emergency response systems work.
         Local officials and agencies have recognized Intel's leadership in this area and frequently ask our help in establishing local plans for chemical management, waste reduction and emergency response. We have donated equipment and made special training classes available to local emergency response organizations. Intel played a large role in developing a hazardous materials management ordinance for Santa Clara County, California. Ultimately, portions of the ordinance became a part of state and federal law. Many citizens and environmental groups now regard that ordinance as a model for proper management of hazardous materials.
         Although employee safety and environmental protection have always been top priorities, our programs are continuously evolving and improving. For instance, during the 1970s and early 1980s, Intel, like many other companies, stored flammable hazardous materials, including diesel fuel and waste solvent, in underground tanks. Over time, however, some of these tank systems developed leaks that could not be immediately detected. As a result, Intel has had to clean up several sites. Three were designated "Superfund" sites by the EPA in 1984.

[PHOTOGRAPH OF GAS PAD TECHNICIAN.]

PHOTO CAPTION:

Gas pad technician Robert Duran changes a sensor tape on one of Intel's automated gas leak detection systems at the New Mexico facility. These electronic systems are monitored 24 hours a day, 7 days a week.

         We continue to take voluntary responsibility for these sites. We are working with state and federal agencies to ensure that clean-up can be completed with no impact on public health and the environment. We believe that further cleanup at our Santa Clara 3 site is not required. Intel is working with the EPA and the California Regional Water Control Board to remove this site from the Superfund List. We are also designated as a potentially responsible party, along with more than 30 other entities, at the Hassayampa Superfund site in Arizona, where we sent hazardous materials for disposal following the requirements set by the state.

PULL QUOTE:

Intel is dedicated to the safe handling of hazardous materials and has made considerable efforts to establish itself as an industry leader in this field.

RISK PREVENTION

By 1985, Intel had voluntarily removed all of its underground storage tanks worldwide and installed above-ground facilities in double containment. The exception is California, where local requirements specify that certain materials (especially flammable liquids) be stored underground. There, all underground tanks have double containment, with leak detectors that immediately set off an alarm in the event of a release into the secondary containment.
         While proper management of chemicals on site is critical, we prefer to re-engineer our manufacturing processes to use less hazardous materials altogether. Our components research organiza-tion operates the "Leapfrog" program, which evaluates replacement chemistries to reduce our impact on the environment and improve worker safety. For instance, Intel was the first major semiconductor company to eliminate arsine, a toxic gas, from its manufacturing processes. In recent years, we have eliminated or minimized the use of a number of other hazardous materials, including 1,1,1 trichloroethane and cellosolve acetate.
         We continue to be committed to improvement in this area. Intel's newest factories will make extensive use of chemical recycling and reprocessing systems to minimize both the amounts of incoming chemicals and outgoing waste. As a result, many of our newest factories actually have lower rates of air emissions and waste generation than our older factories -- in spite of the fact that the newer factories are many times larger.

[PHOTOGRAPH OF AUTOMATED WET STATION.]

PHOTO CAPTION:

The automated wet station at our Santa Clara, Calif. site allows us to increase manufacturing rates while minimizing worker exposure to chemicals.


MANUFACTURING EQUIPMENT SUPPLIER PARTNERSHIPS

Intel also has a long-term commitment to improve the environmental, health and safety performance of the equipment we buy from manufacturers. Historically, semiconductor manufacturers addressed equipment safety during installation or in the course of manufacturing. The semiconductor industry had neither common guidelines for safety requirements in manufacturing equipment nor a set of directions for equipment suppliers and manufacturers. This meant that equipment manufacturers' interpretations of equipment "safety" varied depending on existing codes, standards and company policies.
         In 1988, Intel took a leadership role within the Semiconductor Equipment and Materials International (SEMI) trade association to develop a common set of environmental, health and safety guidelines for manufacturing equipment performance. The intent has been to create guidelines that both integrate EHS features into the initial design of equipment and establish long-term goals and objectives. Guidelines that closely resembled Intel's own internal requirements were published as a formal SEMI document, the SEMI S2-91 Product Safety Guideline, in 1991. In 1993, with broad input from the semiconductor industry, the guidelines were revised and released as SEMI S2-93 Safety Guidelines for Semiconductor Manufacturing Equipment.
         Today, many United States-based semiconductor companies use the SEMI guidelines as the minimum EHS requirement for equipment they purchase. Many equipment suppliers in the U.S. and internationally have adopted these guidelines for inclusion into their product safety programs. Japanese semiconductor companies are currently reviewing the need for EHS consistency and the use of the SEMI guidelines.
         Since 1989, Intel has completed more than 150 EHS assessments for our fabrication, assembly and test manufacturing equipment. We also use the program to assess equipment used in quality and reliability testing, metrology, facilities, factory automation, and research and development. Equipment manufactured according to the guidelines show fewer EHS problems, even though the amount of equipment in use has grown tremendously. Equipment installation time has also decreased, as suppliers now have to meet our standards before delivering equipment.
         In the future, we would like to see worldwide acceptance and use of SEMI guidelines for semiconductor equipment. We would also like to see joint efforts between the semiconductor industry and the European Union to develop EHS requirements and continuous improvement of existing industry standards.

SIDEBAR:

THE SEMI GUIDELINES

Intel has taken a leadership role in creating and modeling EHS guidelines for equipment. Under the guidelines, all device manufacturers and equipment suppliers
1        Focus on EHS issues in the design phase
2        Get EHS assessments by independent third parties
3        Complete necessary modifications before shipment

WE CONSERVE NATURAL RESOURCES

We understand that natural resources and landfill space are limited. In 1994, as part of our commitment to conserving natural resources -- and as part of our corporate-wide commitment to continuous improvement -- we undertook aggressive programs to address water use reduction, energy use reduction and landfill diversion.

WATER USE REDUCTION

Our major demand for water comes from our silicon wafer cleaning process. Because of the sensitivity of the manufacturing process, we use ultra pure water
(UPW) to prevent the introduction of contaminants that could cause product failure. In 1994, Intel launched an aggressive program to reduce water consumption in three ways: by producing more UPW per gallon of city water, by using water more efficiently during the manufacturing process, and by maximizing the reuse and recycling of our wastewaters.
         Typically, the manufacture of UPW can have efficiencies as low as 50 percent. This means that two gallons of incoming water are required to make one gallon of UPW. At Intel's Rio Rancho facility in New Mexico, a pilot project has focused on improving this efficiency. Initial results from the testing indicate that the treatment efficiency can be improved by up to 30 percent. We plan additional research for 1995. If these improvements prove to be effective and reliable, they will be incorporated into the UPW treatment system at Rio Rancho.
         Intel is also working with equipment manufacturers to reduce UPW usage in the manufacturing process. The "wet benches" that we use to clean silicon wafers between manufacturing steps comprise more than 50 percent of our total UPW usage. We have worked with wet bench manufacturers to develop new designs that are up to 50 percent more efficient in UPW usage. Intel and its suppliers are currently testing these new wet benches.
         At the same time, Intel is working with Sandia National Laboratories, the University of Arizona and Stanford University to better understand the basic science of the wafer cleaning process on a molecular level. The information being developed in these studies will lead to even more efficient wet benches and lower UPW usage.
         We have also explored opportunities to reduce the incoming city water demand by using wastewater for processes that are less sensitive to water quality. We conducted a pilot project at our New Mexico facility to determine if we could use waste-water from manufacturing in the cooling tower system to replace water lost to evaporation. The pilot project was an unqualified success, and we plan a full-scale implementation in 1995. This project will decrease the facility's fresh water demand by 500,000 gallons per day. At our Arizona site, through recycling rinsewater, we are saving 65,000 gallons of fresh water per day.
         Similar projects at each of our other wafer fabrication facilities worldwide are currently being designed, tested or implemented. For instance, one of our newest factories, Fab 12, which is being constructed in Chandler, Arizona, will use wastewater reclaimed from a local municipal treatment plant in the cooling towers and for landscape irrigation. The segregation of higher quality process rinsewater streams will return water to the city's advanced treatment system for reinjection into the underground aquifer. These water conservation measures will decrease the facility's net fresh water demand from
5.5 million gallons per day to approximately 1 million gallons per day.

PULL QUOTE:

Our pilot water conservation project in New Mexico will decrease the facility's fresh water demand by 500,000 gallons per day.

ENERGY USE REDUCTION

More than one-half of the energy consumed at an Intel factory is used to clean and condition the air for the manufacturing "clean rooms," where particles in the air must be controlled to levels thousands of times cleaner than a hospital operating room. During 1994, Intel investigated ten specific areas in which we could decrease exhaust requirements, thereby reducing the factory's energy demand. Tracer gas testing verified the air exhaust rates required to maintain a safe work environment. As a result, Intel reduced its air exhaust requirements from 20 to 90 percent in specific areas. This translates to an estimated
12 percent overall reduction
in air exhaust for a new factory.
         We also achieved energy savings in our office areas. In 1994, we continued our program to replace lighting fixtures with higher efficiency units. The new lighting fixtures are up to 60 percent more efficient than the older models. These high-efficiency lighting fixtures are also being included in the design of all new facilities.

LANDFILL DIVERSION

In 1994, Intel continued an aggressive program to minimize the volume of solid waste sent to landfills for disposal. We established a corporate-wide task force to measure and improve our performance. We have documented improvement every quarter, and in the fourth quarter we exceeded our 1994 recycling rate goal of 35 percent.
         Intel recycling efforts cover both our office operations and our manufacturing facilities. In our manufacturing facilities, we recycle a wide variety of materials, including bottles, metals, wood and plastic. In 1994 alone, from both our offices and manufacturing facilities, we recycled 1,166 tons of paper, 1,899 tons of cardboard, and 1,368 tons of wood, which translates into saving more than 75,000 trees. We also recycled 1,925 tons of metal and 68 tons of plastic. In the last quarter of 1994, we achieved a recycling rate of 47 percent.
         At the Chandler manufacturing facility alone, 826,000 plastic trays used for shipping integrated circuits have been reused since 1993. That has saved 17,500 cubic feet in landfill volume. This facility also recycles chemical bottles, rubber gloves and metals. Obsolete office equipment is either donated to schools or other non-profit organizations or is sold, rather than taking it to a landfill.

Graph Regarding Solid Waste Recycling in 1994


Q1    26%

Q2    28%

Q3    30%

Q4    47%


FIGURE CAPTION:

In the fourth quarter, Intel exceeded its recycling goal for the first time.



At the Chandler manufacturing facility alone, more than 800,000 plastic trays used for shipping integrated circuits have been reused since 1993. That has saved 17,500 cubic feet in landfill volume.

[PHOTOGRAPH OF THANG LE IN FRONT OF RECYCLING EQUIPMENT.]

PHOTO CAPTION:

Thang Le, a senior environmental engineer, is pictured with sulfuric acid recycling equipment at the manufacturing facility in Santa Clara, Calif. This equipment reduces the overall load on our acid waste neutralization system and reduces the amount of new acid that Intel buys each year. The Santa Clara facility recycled 2,800,000 pounds of sulfuric acid in 1993.

[PHOTOGRAPH OF RECYCLED MATERIAL.]

PHOTO CAPTION:

At our Arizona operations we separate and prepare paper, plastic bottles, wood and metal for recycling.

WE PROVIDE A SAFE AND HEALTHY WORKPLACE

Intel has a long-standing commitment to providing a safe and healthy workplace for all of its employees. In 1993 and 1994, we had several new facility start-ups and significant growth in the number of employees. Yet the rate of accidents involving lost work days or restricted days (called "lost day case rate") declined significantly. Indeed, our incidence rate of employee illness and injury is better than average for the semiconductor industry. Our efforts will continue, and Intel is firmly committed to continuous improvement in safety and health performance.

SAFETY SELF-ASSESSMENT

In 1991, we initiated a comprehensive review of our safety program by comparing our systems, performance, policies and procedures with six companies (from non-semiconductor industries) that are known safety leaders. Based on this review, we identified five critical characteristics for a premier safety program: management commitment, line management and organization responsibility, safety training, motivation and safety support. In 1992, we developed an Intel safety system around these characteristics. We have put this safety system in place in all manufacturing facilities and in a majority of support organizations worldwide.
         Our safety self-assessment process provides criteria for each organization to annually evaluate the strengths and weaknesses of the existing system and develop an ongoing improvement plan.

MANAGEMENT SUPPORT

Senior management provides leadership and strong support of our commitment to continuous improvement in safety performance. We report all lost day cases to the chief operating officer within 48 hours. We also immediately communicate close calls and then launch investigations, whether injuries result or not. The details of these close calls are communicated to relevant sites worldwide, along with prevention guidance.
         We provide management with a comprehensive report and comparison of injury and illness performance data each month. Safety and health results and action plans are reviewed and discussed with senior management on a quarterly basis. In addition, individual members of senior management are involved in initiatives for continuous improvement.

ERGONOMICS

The science of designing equipment to advance the safety and performance of humans is called "ergonomics." At Intel, ergonomic-related cumulative trauma disorders and strains or sprains are by far the largest categories of injuries. As a component of our overall safety improvement effort, we target significant resources and attention to ergonomics, including:

- Since 1991, Intel has implemented a company-wide ergonomics program, including ergonomics design criteria for future equipment.
- We train our major equipment suppliers and Intel engineers in advanced ergonomics design.
- We have an ongoing effort to improve office and manufacturing ergonomics.

Lost Day Case Rate Per 100 Employees

                   1990      1991      1992      1993      1994
Durable Goods
Manufacturing      6.0       5.7       5.5       5.4

Semiconductor
Industry           2.0       2.0       1.7       1.8

Intel              1.9       1.5       1.6       1.4       1.0


FIGURE CAPTION:

Intel's "lost day case rate" has decreased faster than that of the broader semiconductor industry and is far lower than that of the durable goods manufacturing industry. We compare ourselves to durable goods manufacturers because that is the industry group which contains semiconductor manufacturing. Data for the semiconductor and durable goods industries for 1994 were not available at press time.

Total Recordable Rate Per 100 Employees


                   1990      1991      1992      1993      1994
Durable Goods
Manufacturing      14.2      13.6      13.4      13.2

Semiconductor
Industry            4.5       4.7       3.7       4.0

Intel               3.4       2.7       3.2       3.7      2.9


FIGURE CAPTION:

Intel's rate of total recordable injuries and illnesses is lower than that of the semiconductor industry and the durable goods manufacturing industry. OSHA defines recordable cases to include all work-related deaths and illnesses, and work-related injuries that result in: loss of consciousness, restriction of work or motion, transfer to another job and medical treatment beyond first-aid. The recordable cases include all lost day cases. Data for the semiconductor and durable goods industries for 1994 were not available at press time.

- Through 1994, 17,000 computer users and general Intel office employees received ergonomic training.
- Our office systems -- including chairs, keyboards and desks -- are now designed to be adjustable to better fit the individual.

Our ergonomics work, however, goes far beyond our own company. We have led the semiconductor industry in establishing consistent ergonomics requirements for manufacturing equipment and facility design. Our manufacturing organization has devoted considerable resources to create and implement a number of hardware solutions to material handling needs. With the National Science Foundation, we are co-sponsoring research on ergonomic problems in our industry.

GLYCOL ETHER ELIMINATION

Intel is committed to replacing hazardous chemicals with less hazardous ones wherever technically possible. In 1992, Intel eliminated the use of ethylene-based glycol ethers in all of our new manufacturing processes. Since then, Intel also has been working toward eliminating their use in older (but still active) processes. This complex manufacturing change requires extensive engineering, testing and requalification to ensure product integrity. In the interim, stringent engineering and procedural systems remain in place to control the hazards of these chemicals. In 1994, we made significant progress in this area in all our factories. We expect the remaining process steps that use these chemicals to be completely converted or eliminated in 1995. We have reduced our 1995 usage to only 3 percent of our 1994 quantities.

MEDICAL MONITORING

Intel employees who work with chemicals participate in a Medical Monitoring program. During the first few weeks of employment and every two to four years thereafter, we provide these employees with medical examinations that include health and symptom histories, lung function testing and laboratory blood chemistries. We have completed more than 10,000 medical exams since the program began. Periodically, we combine and analyze the results of the exams to determine if trends in the health of any groups of employees may exist. A comprehensive analysis of the data is performed every few years. In our 1994 analysis, we found no undesirable health trends in any of the areas studied, including symptom frequency, lung function, kidney function and liver function. We provide employees with the results of both their individual exams and the combined analyses.

EMPLOYEE HEALTH PROMOTION

Our employee health promotion program creates ever higher levels of good health. In 1994, EHS Health Services and Intel Corporate Benefits combined efforts to offer cross-site wellness activities and education to Intel employees. The Intel health promotion program aims at addressing the health issues that are of the greatest concern to Intel and our employees.

PULL QUOTE:
Our 1994 analysis of employee medical monitoring data showed no undesirable health trends in a number of areas, including symptom frequency, lung function, kidney function and liver function.

SIDEBAR:

Wellness Activities at Intel

We offer four types of seminars and health fairs to keep our employees mentally and physically healthy.

- Musculo-skeletal Injury Prevention includes classes in back care, exercise, body mechanics and ergonomics.
- Psycho-social Stress Reduction covers topics including coping with change, self-motivation and reducing stress during holidays.
- Pregnancy, Prenatal Care and Childrearing classes teach about subjects such as communicating with children and reducing conflicts with teenagers.
- Self-care includes sessions on avoiding flus and colds, sports medicine and dealing with allergies.

WE ARE COMMITTED TO AN ETHIC OF PRODUCT STEWARDSHIP
Computers are environmentally beneficial, as they help save paper and reduce travel miles, as well as the pollution associated with both. Beyond this, Intel is also concerned with the environmental effects of both our products and associated packaging. For that reason, the company is committed to the goal of "product stewardship," or the idea that we can minimize the environmental impacts of a product during each phase of its life cycle: from raw material production through product design, manufacturing, marketing, distribution, sales, customer use and ultimate disposal.

SIDEBAR:
INTEL'S ENVIRONMENTAL DESIGN GUIDELINES
The primary motto of Product Stewardship is "Reduce, Reuse, Recycle." To this end, Intel has developed a series of design guidelines to reduce the environmental burden of our products. Those guidelines help the company:

-       Reduce product energy consumption
- Reduce the volume and weight of materials in products, packages and manuals
-       Reduce the amount of virgin materials used
-       Reduce the use of hazardous materials in each product and package
- Reuse products by maximizing opportunities to refurbish or upgrade them wherever possible
-       Recycle used component parts wherever possible

THE "GREEN" PC
One way that we can reduce the environmental effects of computers is to reduce the amount of energy they use. Today, personal computers account for about 5 percent of the United States' commercial energy consumption. The U.S. Environmental Protection Agency (EPA) estimates that the figure could rise to 10 percent over the next few years. In June 1992, the EPA implemented the Energy Star Computers Program to encourage manufacturers to design more energy-efficient computers. The agency believes that an energy-efficient PC can save its users 1,200 kilowatt- hours -- and between $60 and $120 in electricity bills -- each year.

Personal Computer Energy Demand


Product                                Watts in Sleep Mode
-------                                -------------------
Conventional PC                        175

Energy Star product                     30

Pentium(R) processor-based PC           28

Intel486(TM)
processor-based PC                      19


FIGURE CAPTION:
Conventional personal computers draw about 175 watts of electricity during idle periods. In order to display the U.S. EPA's Energy Star logo, a PC must draw less than 30 watts of electricity in this inactive or "sleep mode" (not including 30 watts allotted for the monitor). Computers with Intel microprocessors typically use even less than the 30-watt standard.
         Intel was the first microprocessor manufacturer to join the Energy Star initiative. We have put forth great effort to create computer systems that meet the Energy Star standards and microprocessors that are energy efficient. Both the Intel486(TM) and Pentium(R) processors include a "sleep" mode feature that allows the computer to reduce the amount of energy used while idle. Intel's fax modems and video cards have similar sleep functions.

PRODUCT PACKAGING
Disposal practices for product packaging materials can often damage the environment. To reduce such environmental impacts, Intel has developed specific environmental packaging guidelines. For instance, Intel packaging designers are systematically eliminating packaging that contains chlorine-bleached white fibers, ozone-depleting substances and inks with more than 100 parts per million of heavy metals. We have converted most plastic outer packaging to paper. We have eliminated some branded product boxes that use high-color folding outer boxes and have replaced them by simply printing on the corrugated inner box. We also use recyclable tape and glue, and plastic strapping rather than steel banding and staples.
         Nearly all packaging materials that Intel uses, including corrugated cardboard and bubble wrap, contain at least 30 percent recycled materials. We have drastically reduced the use of plastic foam and thermofoams; we use no polystyrene peanuts, degradable plastics or popcorn. In 1994, 18 percent of the plastic component trays used for shipping our semiconductors were recycled; the goal for 1995 is a 50 percent recycle rate. We have also begun to use bulk containers, rather than individual packages, for shipping to certain customers. Intel asks its suppliers to use similar guidelines.

OTHER PRODUCT DESIGN IMPROVEMENTS

Intel has taken a number of other steps to improve its product designs. For instance, we have reduced the amount of hazardous materials used in manufacturing wherever possible. We have eliminated ozone-depleting chemicals and PCBs from systems, and we no longer use zinc and chromates in manufacturing chassis. For PC systems, researchers are currently seeking alternatives to bromine-based fire retardants for circuit boards and lead-based solders.

Branded Products Packaging


Year    Plastic              Foam
----    -------              ----
1994     4,800 cubic feet     5,800 pounds

1993    18,900 cubic feet    11,200 pounds

1992    36,750 cubic feet    17,500 pounds


FIGURE CAPTION:

Since 1992, Intel has reduced the amount of plastic and foam packaging materials in its branded products by 67 percent and 87 percent, respectively.

         Intel has an ongoing commitment to finding ever more opportunities to reuse and recycle its products. Most plastic parts, for instance, carry standard marks to facilitate future recycling. The company frequently donates used equipment to schools and other institutions. Instructions are now being developed to help customers disassemble their products and recycle or dispose of them properly.
         Intel is also reducing the amount of paper used for product documentation. We estimate that we can deliver 70 percent of all product manuals and documents to customers via electronic media, thereby saving paper, trees and landfill space. The company is currently moving toward a goal of distributing as much documentation electronically as possible.

PULL QUOTE:

We estimate that we can deliver 70 percent of all product manuals and documents via electronic media, thereby saving paper, trees and landfill space.

SIDEBAR:

INTEL'S ENVIRONMENTAL PACKAGING POLICY

In 1992, Intel developed guidelines for producing packaging that imposes a minimal burden on the environment, especially landfills. Those guidelines include the following principles:

-       Avoid, minimize, reduce
-       Reuse
-       Recycle
-       Dispose safely and responsibly
-       Use materials that were manufactured responsibly

[PHOTOGRAPH OF OVERDRIVE(R) PROCESSOR IN PLASTIC TRAY.]

PHOTO CAPTION:

Intel used to package its OverDrive(R) processor in a plastic tray that filled the entire box. To save packaging materials, we created a plastic shell that closely fits the product and then nestled that into a corrugated cardboard tray.

WE STRIVE TO REDUCE OUR ENVIRONMENTAL RELEASES

We view the release of chemicals through air emissions, wastewater discharge, and wastes shipped to treatment and disposal facilities as an inefficient use of natural resources. We firmly believe that preventing pollution -- through recycling, reuse and well-designed processes -- is better than cleaning it up afterward. To that end, we try to follow the pollution prevention hierarchy established by the U.S. Environmental Protection Agency (EPA), which encourages companies to move from controlling releases through pollution abatement equipment, to recycling chemicals in an environmentally sound manner, to reusing chemicals and, optimally, to reducing chemical use at the source.

AIR EMISSIONS

Intel's worldwide semiconductor production has increased 98 percent over the past four years. Yet our volatile organic chemical (VOC) emissions worldwide have increased only 18 percent in the same period. We achieved that lower rate of increase in VOC emissions through improved chemical utilization, solvent substitution, abatement and improvements to manufacturing equipment. In the course of our attempts to reduce VOC emissions, we caused an inadvertent odor problem at four of our fabrication facilities when we substituted the chemical ethyl 3-ethoxypropionate for a more volatile solvent to help reduce VOC emissions. In 1994, we spent $16 million on thermal oxidizing units at four of our facilities to destroy these odors and VOC air emissions.
         In 1990, Intel set an aggressive goal to eliminate ozone-depleting chemicals (ODC) from our manufacturing processes by the end of 1992. Intel had achieved a 98 percent reduction by that date and has since eliminated the remaining 2 percent of usage, thereby making Intel products ODC-free. While we do still use ODC in our refrigerators, air conditioners and fire extinguishers, we also have a program to identify and install substitutes for them as they become feasible.

WASTEWATER

The manufacturing of semiconductors results in the generation of large quantities of corrosive rinsewater. All Intel facilities worldwide have neutralization units to safely treat these wastewaters by adjusting the pH (acidity or alkalinity) to neutral. In addition, facilities that use lead in soldering or plating have treatment systems for lead removal. To remove fluoride in our wastewater, special treatment systems are in place.
         In 1994, Intel concentrated on eliminating the discharge of ethylene glycol to our wastewater. We used to discharge the majority of this material along with our pretreated wastewater to the local sewer, which flows to city treatment facilities. Working with an outside vendor, we developed a method to recycle this material. Systems to collect this material for recycling are currently under construction.

HAZARDOUS WASTE

In 1994, Intel entered into a contract with a single supplier for hazardous waste transportation and management for all U.S. facilities. This supplier is known throughout the country for its use of state-of-the-art equipment for chemical recycling and fuel blending. Using that company allows us to move up the EPA's pollution prevention hierarchy. Similar contracts are in place for our facilities outside the U.S. We also started several capital projects to more effectively segregate our waste solvents and increase the amount recycled in the future.

SARA TITLE III DATA

Each July, we give the U.S. EPA a record of chemical releases, transfers, recycling, energy recovery and on-site treatment at our U.S. facilities, as required by Title III of the Superfund Amendments and Reauthorization Act (SARA Title III). The act requires companies to account for some 300 toxic chemicals; Intel used only 11 of those chemicals in quantities sufficient to require reporting in 1993, the latest year for which we have completed our reporting. Intel reports acetone, ammonia, ethylene glycol, glycol ethers, hydrochloric acid, hydrofluoric acid, lead, nitric acid, phosphoric acid, sulfuric acid and xylene.

FIGURE CAPTION:

Intel revenues increased 195 percent since 1990.

Intel Revenues 1990-1994


Year     Amount in Billions
----     ------------------
1990      3.9

1991      4.8

1992      5.8

1993      8.8

1994     11.5


FIGURE CAPTION:

VOC emissions increased only 18 percent between 1991 and 1994, while semiconductor production increased 98 percent.

VOC Emissions 1991-1994


Year     Tons
----     ----
1991     434

1992     391

1993     388

1994     510


FIGURE CAPTION:

ODC usage in manufacturing was reduced to zero in 1994, making all Intel products free of ozone-depleting substances. In 1989, 37 percent of our ODC usage came from our products group manufacturing, 53 percent from assembly and testing operations, and 10 percent from wafer fabrication facilities.


ODC Usage in Manufacturing 1990-1994


Year    Tons
----    ----
1990    307

1991    135

1992     46

1993      9

1994      0


1994 Hazardous Waste Management

Recycling - 7%
Incineration or Landfill - 5%
Energy Recovery - 88%

FIGURE CAPTION:

Intel's U.S. operations now generate one-half the amount of hazardous waste as in 1985, when we started our waste minimization program, although net revenue has increased sevenfold. Increases in hazardous waste generation between 1990 and 1991, and between 1992 and 1993, were due to increases in both production output and manufacturing complexity. Waste figures (red bars) are in thousands of tons. Net revenue (blue line) is in billions of dollars.

Intel Hazardous Waste Generation vs. Net Revenue (U.S. sites only)

              1985      1986      1987      1988      1989      1990      1991      1992      1993      1994
Net           1.4       1.3       1.9       2.9       3.1       3.9       4.8       5.8       8.8       11.5
Revenue

Hazardous     4.894     3.513     3.033     0.883     0.533     0.76      1.4       1.185     2.1        2.404
Waste


FIGURE CAPTION:

During the five-year period ending in 1993, revenue increased over 180 percent while SARA Title III chemical releases increased by only about 40 percent. The large increase between 1992 and 1993 is due to increases in both production output and manufacturing complexity. We plan to recycle ethylene glycol, which is a major source of the 1993 increase.

SARA Title III Releases 1989-1993 (Tons per Year, U.S. Sites Only)


Year    Tons
----    ----
1989    342

1990    295

1991    302

1992    278

1993    460


FIGURE CAPTION:

Since 1990, Intel has decreased the amount of waste that is incinerated or landfilled, while increasing the amount that is recycled or used for fuel.


Hazardous Waste Managed Through Incineration or Landfill 1990-1994 (Tons per Year, U.S. Sites Only)


Year    Tons
----    ----
1990    200

1991    414

1992    129

1993    131

1994    126


[PHOTOGRAPH OF JIM CARROLL.]

PHOTO CAPTION:

Intel helped restore conditions at the River Rye in Ireland. "It's just perfect now," says water bailiff/ pollution officer Jim Carroll, who is also a keen angler. "The difference between the river before and after this project is almost unbelievable."

WE ARE A RESPONSIBLE CORPORATE CITIZEN

Intel conducts business in a manner that protects the environment and safeguards the health and safety of our employees and the public. We share the environmental, health and safety knowledge that we gain and are a responsible member of the communities in which we live and work. We believe that it is our responsibility to participate in environmental, health and safety initiatives and to establish partnerships with the public, industry and academic organizations.

SUPPORTING PUBLIC INITIATIVES

Intel has a strong history of participation in major public initiatives for improvement in the environment, health and safety. For example:
         - Intel is committed to achieving the national goals of the U.S. EPA's 33/50 Industrial Toxics Reduction Program. To be in this voluntary program, a company must commit to reduce its emissions of 18 specific chemicals 33 percent by 1992 and 50 percent by 1995 (1988 is the baseline). Through 1992, Intel had gone beyond program requirements, by reducing our absolute emissions by 35 percent, while our revenues grew by more than 200 percent.
         - Intel, the Oregon Department of Environmental Quality and the U.S. EPA together developed the first Title V air permit in the nation under the new Clean Air Act for our Aloha, Oregon facility. We call this Pollution Prevention in Permitting Pilot project P4 for short. We will produce a detailed plan for pollution prevention and annual reports on our progress. This permit could become a new model for industry.
         - Under the Common Sense Initiative (CSI), U.S. EPA Administrator Carol Browner has invited six industry sectors to embark on a new pilot project to develop a "cleaner-cheaper-smarter" regulatory system. Our manager of corporate environmental affairs was invited to the Electronics Sector subcommittee and the CSI Council. We hope to incorporate the work from our P4 project into the EPA's CSI program.

BUILDING COMMUNITY PARTNERSHIPS

Intel believes that it is extremely important to become an asset to the communities in which we operate. We have undertaken several projects to develop a strong bond with our local communities and to continuously improve the EHS performance of our operations.
         In 1993 and 1994, Intel developed a number of "Community Advisory Panels" (CAPs). The panels have two purposes. They provide a way for Intel to tap the expertise and common sense of the community at large. And they provide a way for the public to better understand the planning stages of facility construction, the scope of our expansions and community infrastructure development needs.
         Each panel has 14 to 18 community members who represent a diverse cross-section of business, academic, social and environmental interests in the host area. Most panels tour their local Intel site to learn about its operations and environmental, health and safety practices.
         In 1994, the Intel CAPs focused primarily on communication and awareness, employment and socioeconomic issues, and the environment.

Rio Rancho, New Mexico

In 1993, Intel New Mexico formed a Community Advisory Panel to provide a link between Intel and the greater Albuquerque community. In 1994, the panel focused on the environmental issues Intel was facing, including water and natural resource use, and air quality related to air emissions from the facility.
        Intel also asked the panel to review and provide comments on the Intel New Mexico Environmental Report, which was published in March 1994. This report provides a broad range of information about the materials used at Intel's New Mexico manufacturing facility, as well as the facility's environmental performance to date and its environmental goals. The panel helped focus the report on the environmental issues of most concern to the public and helped Intel present technical information to the public in an understandable way.
         In addition, the panel heard about Intel's water use practices, as well as its water conservation and reuse program initiatives. Outside speakers discussed the broader issue of water consumption in the Albuquerque metropolitan area.
         Since the summer of 1994, the panel has organized into three subcommittees that focus on economic development and infrastructure, corporate responsibility and education.

Chandler, Arizona

A Community Advisory Panel was formed in Chandler, Arizona in 1993. The panel was especially interested in the fact that Intel was going to build a new facility, Fab 12, in its community. The expansion offered the benefits of more jobs and tax revenue. But citizens were also concerned about the new facility's impacts on the environment and community infrastructure, particularly water use, air emissions, groundwater quality, electricity use and increased traffic. The new facility is quite close to housing, schools and senior citizen residences. For that reason, the panel has been especially interested in emergency preparedness planning and response capabilities. Intel presented information about its internal emergency response capability and how we integrate our capabilities with the City of Chandler's emergency response units. We are also participants on the Chandler Hazardous Materials Advisory Committee, which comprises government and industry emergency response personnel, and coordinates emergency planning for the industrial operations in the city.

Leixlip, Ireland

In March 1994, a Community Advisory Panel was formed in Leixlip, Ireland. The panel has provided a forum for Intel to become more aware of citizen concerns and more effective in its responses. Environmental concerns initially identified by the panel included possible impact of chemicals and wastewater effluent on the sewage system and the nearby River Liffey.

Oregon

Throughout 1994, Intel Oregon held three community meetings to seek input and respond to questions from residents near the four major campuses: Aloha, Hawthorn Farm, Jones Farm and the new Ronler Acres campus, which is just starting construction. During those meetings, Aloha campus neighbors discussed improvements and a cleanup effort of a wetlands area in an adjacent neighborhood. Jones Farm campus neighbors discussed improvements for another wetlands and animal habitat area. Ronler Acres campus neighbors discussed construction of the new campus and listened to a presentation about Intel's environmental policies and the air pollution permitting process. A Report to the Community was mailed to 2,500 residents in advance of the meeting to provide a preview of plans and environmental issues associated with the $2.2 billion construction project.

TREE PLANTINGS

Intel believes in planting trees -- to mitigate possible global warming, filter noise and air pollution, improve the landscape, and get to know our communities better. In 1994, we initiated three major tree-planting projects. When Intel's Chandler, Arizona facility underwent new construction expansion in 1994, approximately 100 trees required relocation. Arizona site employees found homes for the trees within local neighborhoods, schools, parks, and the local girls and boys clubs.
         As part of the 1994 Earth Day celebration, 50 employees from our Santa Clara site worked with the City of Santa Clara to plant crepe myrtle trees on an expressway. The site received an award for those activities, as well as for its contribution to Earth Day activities in San Jose that same year. During the 1994-95 school year, the Santa Clara site gave a grant to Our City Forest, a nonprofit organization dedicated to planting new trees and educating the community about their value.
         In Israel, we implemented reforestation in 1994 on open land that was adjacent to the facility.

OTHER COMMUNITY PROJECTS

We are deeply committed to science and technology education projects that will help both children and adults understand and participate in the rapid technological changes currently taking place. For example:
         - During 1993-94, the Santa Clara site built a $30,000 outdoor classroom -- complete with trees, a native plant garden and stone sitting areas -- for the Cabrillo Middle School and a $5,000 garden for environmental science projects for the Ponderosa Elementary School. The latter involved 100 hours of employee volunteer time.
         - The Intel New Mexico site donated $100,000 in 1993 to the Albuquerque Children's Museum for a discovery lab where children will use computers to explore science topics.
         - In 1992, the New Mexico site provided a $25,000 grant to Students Watching Our Planet Earth to conduct hands-on environmental projects.
         - The Arizona site is also providing $100,000 for The Weather Link display for the new Arizona Science Center. Intel will provide a future exhibit called "How a Computer Works."

PULL QUOTE:

We believe that it is our responsibility to participate in environmental, health and safety initiatives and to establish partnerships with the public, industry and academic organizations.

RESEARCH, ACADEMIC AND INDUSTRY PARTNERSHIPS

Intel believes that industry should not compete on issues of environmental, health and safety, but should instead cooperate to share knowledge and spur ever greater improvements. To that end, we have developed partnerships with a number of entities interested in EHS issues. For instance:

          - Intel is a founding member and a major sup-porter of the Pacific Northwest Pollution Prevention Research Center. The center's mission is to protect public health, safety and the environment. It does this by mobilizing public and private resources for projects that prevent pollution and toxics use in the Pacific Northwest.

          - Intel has participated in more than a dozen EHS projects with Sematech, a consortium of semiconductor companies that are studying and improving the manufacturing process. Intel currently has a safety engineer on a two-year assignment with the organization. We are developing a software tool that can assess the relative risks of hazardous materials. (This will provide engineers with a method to evaluate the risk of chemical alternatives at the process design stage.) And we are investigating ways to mitigate the environmental impacts of global warming gas emissions, by redesigning processes and process equipment and by developing new reclaim and control systems.


[PHOTOGRAPH OF STUDENTS AT FAIR MIDDLE SCHOOL.]

PHOTO CAPTION:

In 1994, Intel donated $18,000 to the Fair Middle School in San Jose, Calif. for an on-line environmental education project. Using databases and other resources on the Internet, students will investigate why trees die in their area every eight years. Here, students use a Pentium(R) processor-based PC while Intel volunteers and a teacher look on.

         We are particularly proud of our role in creating the SEMI S2 -93 Safety Guidelines for Semiconductor Manufacturing Equipment (see page 8), which has driven industry-wide environmental, health and safety equipment improvements.
         - Intel participates in and has been among the leading companies working with The Center for Office Technology. Through this national group, we have provided input on both state and federal ergonomic proposals. The group has been actively involved in developing national standards for video display terminals and other office safety and efficiency issues. We also have a representative on the center's Board of Directors.
         - Intel is a participating member on the National Safety Council, a non-governmental, non-profit, international public service organization dedicated to protecting life and promoting health. An Intel representative also sits on the council's Board of Directors.

         - In 1995, Intel has committed $35,000 in research funding to the Oregon Graduate Institute to develop an industrial ecosystem analysis tool that will help researchers and manufacturers understand and prioritize the environmental impact of industrial facilities.


SIDEBAR:

INTEL AND THE NATIONAL LABS

In 1994, Intel signed two Cooperative Research and Development Agreements (CRADAs) with the Sandia and Los Alamos National Laboratories. The CRADAs are intended to assist in the development and transfer of technology from the national laboratories to private industry.

Three of the initial CRADA projects focus on environmental issues at Intel's manufacturing plants in New Mexico. The Sandia VOC project is a joint effort to develop instruments to analyze the individual organic emissions present in the exhaust from our manufacturing equipment. The Sandia Photocatalytic Oxidation of Organics in Wastewater Project seeks to find a way to clean ultra pure water after it has been used in washing silicon wafers. By removing trace contaminants from the water, we will be able to recycle it back into our manufacturing processes. The Los Alamos Chemical Dispense Nozzle Design Project aims to redesign the small chemical nozzle used in wafer coating so that chemical use, chemical emissions and waste generation are reduced.

OUR EHS GOALS FOR 1995 AND BEYOND

Intel is committed to continual improvement in our EHS performance. To that end, we have developed a number of goals for 1995 and the years following. Some of those goals are:

- To reduce our VOC emissions by 50 percent per unit production in our next generation wafer manufacturing process.

- To continually reduce work-related injuries and illnesses with at least a 20 percent reduction in the lost day case rate in 1995.

- To reduce the ergonomically related lost day case rate by 20 percent in 1995.

-       To recycle 50 percent of our solid waste by the year 2000.

- To recycle 50 percent of the plastic component trays used for shipping our semiconductors by 1996; to reuse moisture barrier bags and desiccant, and to implement reusable shipping containers.

- To further expand the conversion of our aqueous board-cleaning operation to "no clean."

- To reduce natural gas usage and boiler emissions by 20 percent in our newest factories.

- To use wastewater from a Chandler treatment plant for cooling tower make-up in Fab 12, and to collect the plant's rinsewaters and reverse-osmosis reject, treat them and reinject the water into the groundwater supply.

AWARDS AND ACCOMPLISHMENTS

Intel has received many awards and recognition from outside agencies and organizations. The following is a sampling:

1994

SEMI AWARD

Semiconductor Equipment and Materials International (SEMI) awarded Intel the Corporate Device Member Award for outstanding contributions in the development of SEMI guidelines that establish environmental, health and safety performance criteria on new semiconductor manufacturing equipment and for fostering support within the industry.

1993

ENVIRONMENTAL ACHIEVEMENT AWARD

Air Products recognized Intel for our work in developing a replacement of 1,1,1-trichloroethane (TCA), an ozone-depleting chemical used in semiconductor manufacturing. We made this technology available to all semiconductor manufacturers.

POLLUTION PREVENTION BENCHMARKING

Intel's Oregon facility was selected as one of six manufacturing sites nationwide for best-in-class benchmarking in pollution prevention.

EPA ENERGY STAR COMPUTERS PROGRAM

Intel was recognized by the U.S. Environmental Protection Agency as a key participant in the Energy Star Computers Program, with our commitment to providing a sleep mode in all products using Intel microprocessors. Sleep mode powers the unit down when it is on but not in use. For a personal computer, it reduces energy consumption from 150-200 watts to 30 watts or less.

1992

YOSSEF TAL TROPHY
Intel's Fab 8 in Israel won this health and safety award first in 1992 and continues to hold the trophy.

ISRAEL MINISTRY OF ENVIRONMENT
Intel's Israel operations won the 1992 National Environmental Award from the Ministry of Environment. The prize was the first and highest environmental excellence award given in Israel to an industrial plant.

OREGON GOVERNOR'S AWARD
Intel's Oregon site received the 1992 Governor's Award for Toxic Use Reduction for completing projects in 1991 that reduced chemical consumption by 264,000 pounds per year and reduced waste generation by 1,200,000 pounds per year.

1991

NORTHERN CALIFORNIA WATER POLLUTION CONTROL ASSOCIATION
Intel's Santa Clara operations won an award for the treatment method and compliance record of our industrial wastewater treatment plant.

UNIFIED SEWER AGENCY COMMENDATION FOR EXCELLENCE

Intel's Oregon facility received a commendation for extraordinary effort "in enhancing the water quality of the Tualatin River" by voluntarily installing a phosphoric acid collection system. Another company uses the phosphoric acid that we collect to produce fertilizer.